Exhibit 10.46

REPUBLIC OF COTE D’IVOIRE
Unity – Discipline - Labour

HYDROCARBONS
PRODUCTION SHARING AGREEMENT

BLOCK CI-603

21 December 2017

TABLE OF CONTENTS

1: DEFINITIONS	5
2: SCOPE OF APPLICATION OF THE AGREEMENT	8
3: DURATION OF EXPLORATION PERIODS AND RELINQUISHED AREAS	9
4: EXPLORATION WORK COMMITMENTS	11
5: PREPARATION AND APPROVAL OF THE ANNUAL WORK PROGRAMS AND BUDGETS	16
6: OBLIGATIONS OF THE CONTRACTOR REGARDING THE EXPLORATION PERIODS	16
7: RIGHTS OF THE CONTRACTOR RELATIVE TO EXPLORATION PERIODS	18
8: ACTIVITY REPORTS DURING EXPLORATION PERIODS AND SURVEILLANCE OF PETROLEUM OPERATIONS	19
9: LAND OCCUPANCY	21
10: USE OF THE FACILITIES	22
11: APPRAISAL OF A HYDROCARBONS DISCOVERY	23
12: GRANTING AN EXCLUSIVE PRODUCTION PERMIT RELATIVE TO A COMMERCIAL DISCOVERY	25
13: DURATION OF THE PRODUCTION PERIOD	27
14: PRODUCTION OBLIGATION	28
15: OBLIGATIONS AND RIGHTS OF THE CONTRACTOR RELATED TO EXCLUSIVE PRODUCTION PERMITS	28
16: RECOVERY OF PETROLEUM COSTS RELATIVE TO CRUDE OIL AND PRODUCTION SHARING	30
17: TAX SYSTEM	34
18: SALES PRICE OF CRUDE OIL	37
19: SIGNATURE BONUS AND DISCOVERY BONUS	39
20: OWNERSHIP AND ABANDONMENT OF ASSETS	40
21: NATURAL GAS	43
22: PETROCI’S PARTICIPATING INTEREST	49
23: FOREIGN EXCHANGE CONTROL	51
24: CURRENCY UNIT USED FOR BOOKKEEPING	53
25: ACCOUNTING METHOD AND VERIFICATIONS	53
26: IMPORT AND EXPORT	54
27: MAKING CRUDE OIL PRODUCTION AVAILABLE TO MEET NATIONAL DEMAND	56
28: TRANSFER OF TITLE TO THE HYDROCARBONS AND LIFTING	56
29: PROTECTION OF RIGHTS	57
30: PERSONNEL, TRAINING, EQUIPMENT AND SOCIAL WORK	58
31: ACTIVITY REPORTS RELATED TO EXCLUSIVE PRODUCTION PERMITS	60
32: ARBITRATION	61
33: FORCE MAJEURE	61
34: JOINT AND SEVERAL OBLIGATIONS AND GUARANTEES	62
35: ASSIGNMENT RIGHTS	62
36: APPLICABLE LAW AND STABILITY OF CONDITIONS	63
37: APPLICATION OF THE AGREEMENT	64
38: EFFECTIVE DATE	65
APPENDIX 1	66
APPENDIX 2	68
APPENDIX 3	77
APPENDIX 4	80

AGREEMENT

BY AND BETWEEN

The Republic of Côte d’Ivoire, hereinafter referred to as the “Government,” represented herein by the Minister of Petroleum, Energy and Development of Renewable Energies, Mr. Thierry TANOH, the Secretary of State to the Prime Minister in charge of the State Budget and Portfolio, Mr. Moussa SANOGO, and the Minister of Economy and Finance, Mr. Adama KONE, duly authorised to sign hereunder;

as the first party,

AND

BP Exploration Operating Company Limited], a company incorporated under the laws of England, headquartered at Chertsey Road, Sunbury-on-Thames, Middlesex, TW16 7LN, United Kingdom hereinafter referred to as “BP” and represented herein by Mr. Andrew MCAUSLAN, Head of Business Development;

KOSMOS ENERGY COTE D’IVOIRE, a company incorporated under the laws of Cayman Islands, headquartered on the 4th floor, Century Yard, Cricket Square, PO Box 32322 George Town, Grand Cayman, KY1, 1209, hereinafter referred to as “KOSMOS” and represented herein by Mr. Brian F. Maxted, Chief Exploration Officer;

PETROCI HOLDING, the Société Nationale d’Opérations Pétrolières de la Côte d’Ivoire, hereinafter referred to as “PETROCI,” an Ivoirian company headquartered at Immeuble Les Hévéas, 14, Boulevard CARDE, BP. V194 Abidjan Plateau and represented herein by its President, Mr. Ibrahima DIABY;

as the second party,
RECITALS

•
In accordance with the provisions of article 2 of Law No. 96-669 dated 29 August 1996 establishing the Petroleum Code, all Fields or natural accumulations of Hydrocarbons in the soil or the subsoil of the Republic of Côte d’Ivoire territory, its territorial waters, its exclusive economic zone and continental shelf, whether or not discovered, are and remain the exclusive property of the State;

•	The discovery and production of Hydrocarbons are important for the interests and economic development of the country and its inhabitants;

•
In accordance with the provisions of article 5 of Law No. 96-669 dated 29 August 1996 establishing the Petroleum Code, the State may authorise Ivoirian or foreign legal entities to engage in the exploration, production, transport, storage, transformation and sale of

Hydrocarbons, pursuant to a petroleum contract entered into by and between these entities and the State;

•
In accordance with the provisions of article 6 of Law No. 96-669 dated 29 August 1996 establishing the Petroleum Code, the State designated PETROCI to participate in the Petroleum Operations under this Agreement;

•
The Government hopes to develop and promote the Delimited Region, and the Contractor wishes to cooperate with the Government by helping it explore and develop the potential resources of the Delimited Region and thereby encourage the economic expansion of the country;

•
In accordance with Article 1 of Decree No. 2014-248 dated 8 May 2014 which delegated the powers to sign petroleum contracts, the Minister in charge of Petroleum, the Minister of Economy and Finance and the Minister in charge of the Budget have delegated powers to jointly sign the petroleum contracts on the Government’s behalf;

•	The Contractor states that it has the capital, technical capacity and organizational skills necessary to successfully perform the Petroleum Operations specified below in the Delimited Region;

•	The Council of Ministers, in its session held on 20 December 2017, granted its approval for the signing of this Agreement;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1: DEFINITIONS

The terms used herein are defined as follows:

1.1.    CALENDAR YEAR means a period of twelve (12) consecutive months beginning on the first (1st) of January and ending on the thirty-first (31st) of December thereafter, according to the Gregorian calendar.

1.2.    CONTRACTUAL YEAR means a period of twelve (12) consecutive months beginning on the Effective Date, or the anniversary of said Effective Date.

1.3.    FISCAL YEAR means a period of twelve (12) consecutive months beginning on the first (1st) of January and ending on the thirty-first (31) of December thereafter.

1.4.    BARREL means “U.S. barrel,” i.e., 42 U.S. gallons measured at a temperature of 60° F and at the atmospheric pressure of 14.696 p.s.i.a.

1.5.    BUDGET means the quantified estimate, on an item-by-item basis, of the Petroleum Operations appearing in an Annual Work Program.

1.6.    CCI has the meaning attributed to it in article 18.5.

1.7.    GENERAL TAX CODE means the collection of the legislative and regulatory provisions of the Ivorian tax law which was codified by Law No. 63-524 of 26 December 1963, amended by article 45 of Law No. 2003-206 of 7 July 2003 setting the Finance Law for 2003, and which incorporates each year, after adoption of the Finance Law, the legislative and regulatory provisions affecting Ivorian tax law.

1.8.    PETROLEUM CODE means Law No. 96-669 of 29 August 1996, which came into force on 29 August 1996, as amended and in force on the Effective Date.

1.9.    COORDINATION COMMITTEE has the meaning attributed to it in article 37.1.

1.10.    CONTRACTOR means, collectively or individually, BP, KOSMOS and PETROCI, as well as any entity to which they may assign an interest pursuant to articles 35.1 and 35.2.

On the Effective Date of this Agreement, the rights and obligations arising from this Agreement between the entities that make up the Contractor shall be based on the following participations:

BP:    45%
KOSMOS:    45%
PETROCI:    10%

1.11.    AGREEMENT means this Agreement and the appendices hereto, which are an integral part hereof, as well as any extension, renewal, substitution or modification of this Agreement, decided by mutual agreement between the Parties.

1.12.    PETROLEUM COSTS mean all expenses actually borne and paid by the Contractor to perform the Petroleum Operations set forth in this Agreement, determined according to the Accounting Procedure indicated in Appendix 2.

1.13.    CPI has the meaning attributed to it in article 16.3.

1.14.    EFFECTIVE DATE means the date on which the Agreement becomes effective, as defined in article 38.

1.15.    DOLLAR means Dollar of the United States of America.

1.16.    FORCE MAJEURE has the meaning attributed to it in article 33.2.

1.17.    NATURAL GAS means methane, ethane, propane, butane and gaseous hydrocarbons, either wet or dry, whether or not associated with Crude Oil, as well as all other gaseous products extracted in association with the hydrocarbons, specifically nitrogen, hydrogen sulphide, carbon dioxide, helium and steam.

1.18.    ASSOCIATED NATURAL GAS means the Natural Gas existing in a reservoir in solution with the Crude Oil, or in the form of a “gas cap” in contact with the Crude Oil, and which is produced or may be produced in association with the Crude Oil.

1.19.    NON-ASSOCIATED NATURAL GAS means natural gas excluding Associated Natural Gas.

1.20.    FIELD means an accumulation of Hydrocarbons, in one or more superimposed horizons that has been properly evaluated in accordance with the provisions of article 11.

1.21.    HYDROCARBONS mean Crude Oil and Natural Gas.

1.22.    TAXES AND/OR CHARGES means all compulsory, definitive and unrequited pecuniary payments required by the State or its branches from any individual or corporate person as a result of the exercise in the Republic of Côte d’Ivoire of an activity, the possession of property, capital, the performance of an act or use of a service, and includes any penalties that may be attached to such payments.
Duties and taxes include, but are not limited to, income taxes, taxes on industrial and commercial profits (Bénéfices Industriels et Commerciaux, or BIC), taxes on non-commercial profits (Bénéfices Non Commerciaux, or BNC), taxes on agricultural profits (Bénéfices Agricoles, or BA), General Income Tax (Impôt Général sur le Revenu, or IGR), Value Added Tax (Taxe sur la Valeur Ajoutée, or VAT), the tax on banking transactions, excise duties, property tax (tax on property and on income derived from property), the business license tax (Contribution des patentes), taxes on wages and salaries, and the various related levies made at source related thereto, registration and stamp duties, royalties, customs duties or taxes, and any other similar compulsory levies.

1.23.    OPERATOR has the meaning attributed to it in article 2.8.

1.24.    PETROLEUM OPERATIONS means all exploration, appraisal, development, production, abandonment, transport, processing (with the exception of refining) and marketing of Hydrocarbons and, in general, any other operations directly related thereto, that are performed within the context of this Agreement.

1.25.    ADDITIONAL PARTICIPATION has the meaning attributed to it in article 22.2.a).

1.26.    INITIAL PARTICIPATION has the meaning attributed to it in article 22.1.

1.27.    PARTIES means the Government and the Contractor; and PARTY means the Government, the Contractor, or any of the entities that make up the Contractor.

1.28. APPRAISAL PERIMETER means any portion of the Delimited Region where one of the Hydrocarbons discoveries has been made the size of which shall be evaluated, for which the Government has granted the Contractor an exclusive appraisal permit in accordance with the provisions of article 11.3.

1.29. PRODUCTION PERIMETER means any portion of the Delimited Region for which the Government has granted the Contractor an exclusive production permit in accordance with the provisions of article 12.

1.30. CRUDE OIL means crude mineral oil, asphalt, ozokerite and all sorts of Hydrocarbons and bitumens, either solid or liquid, in their natural state or obtained from Natural Gas by condensation or extraction, including condensate and liquid Natural Gas.

1.31. CUBIC FOOT means the quantity of Natural Gas contained in a volume of one (1) cubic foot measured at a temperature of 60° F and at an atmospheric pressure of 14.696 p.s.i.a.

1.32. ABANDONMENT PLAN has the meaning attributed to it in article 20.7.

1.33 POINT OF DELIVERY OF NATURAL GAS means a point of transfer agreed upon by the Parties at the time the development and production plan is submitted.

1.34 POINT OF DELIVERY OF CRUDE OIL means the F.O.B. point of connection between the loading facilities and the vessel loading the Crude Oil produced pursuant to this Agreement in the Republic of Côte d’Ivoire, or any other transfer point established by mutual agreement of the Parties.

1.35 MARKET PRICE has the meaning attributed to it in article 18.1.

1.36 REMAINING PRODUCTION has the meaning attributed to it in articles 16.3 and 21.3 applicable to Crude Oil and Natural Gas respectively.

1.37. TOTAL PRODUCTION means the Total Production of Natural Gas and the Total Production of Crude Oil.

1.38 TOTAL PRODUCTION OF NATURAL GAS means the total Natural Gas production from the Delimited Region as a whole less the quantities used for the needs of Petroleum Operations, unavoidable losses and, subject to the provisions of article 21.2.3, the quantities of Natural Gas that were burned.

1.39 TOTAL PRODUCTION OF CRUDE OIL means the total Crude Oil production obtained from the Delimited Region as a whole less the quantities used for the needs of Petroleum Operations and unavoidable losses.

1.40 DAILY TOTAL PRODUCTION OF NATURAL GAS has the meaning attributed to it in article 21.3.

1.41 DAILY TOTAL PRODUCTION OF CRUDE OIL has the meaning attributed to it in article 16.3.

1.42 ANNUAL WORK PROGRAM means the descriptive itemized document of the Petroleum Operations to be performed during a Calendar Year in the Delimited Region, and if applicable in each Production Perimeter, established in accordance with the provisions of articles 4 and 5.

1.43 BEST INDUSTRY PRACTICE means the good and prudent practices of the petroleum industry including in matters of, but is not limited to, preservation of the environment, of engineering, of well conservation and exploitation principles; of hygiene, of health, and of general safety used in the international petroleum industry under similar circumstances.

1.44. DELIMITED REGION means the area indicated in article 2.7 to which the Government, within the context of this Agreement, grants the Contractor exclusive exploration rights.

The areas relinquished by the Contractor in accordance with the provisions of articles 3.5 and 3.6 shall be considered as no longer a part of the Delimited Region which shall then be reduced accordingly. On the other hand, the Production Perimeter(s) and the Appraisal Perimeter(s) shall be an integral part of the Delimited Region during the term of validity of the corresponding exclusive production permit and the exclusive appraisal permit(s).

1.45. AFFILIATED COMPANY means:

•	a company or any other entity that controls or is controlled, directly or indirectly, by any entity comprising the Contractor;

•	or a company or any other entity that controls or is controlled, directly or indirectly, by a company or entity that itself directly or indirectly controls any entity comprising the Contractor.

Such “control” means direct or indirect ownership by a company or any other entity of more than fifty percent (50%) of the voting shares of capital stock of another company.

1.46. THIRD PARTY means any individual or legal entity, other than the Contractor, the State and the Government that is not within the context of the preceding definition at article 1.45.

1.47. CALENDAR QUARTER means a period of three (3) consecutive months beginning on the first day of January, April, July or October during a Calendar Year.

ARTICLE 2: SCOPE OF APPLICATION OF THE AGREEMENT

2.1. This Agreement is a Production Sharing Agreement governed by the provisions hereunder.

2.2. The Government authorises the Contractor, under the conditions set forth herein, to exclusively perform all of the Petroleum Operations that are appropriate and necessary within the context of this Agreement.

2.3. The Contractor undertakes to carry out all of the work necessary for performing the Petroleum Operations set forth in this Agreement, in accordance with Best Industry Practice, and to be subject to the laws and regulations in effect in the Republic of Côte d’Ivoire unless otherwise provided by the Agreement.
2.4. The Contractor shall provide all financial and technical means necessary for the proper development of the Petroleum Operations in accordance with the Best Industry Practice.

2.5. The Contractor shall solely assume the financial risk related to performing the Petroleum Operations. The related Petroleum Costs shall be recoverable by the Contractor in accordance with the provisions of article 16 and 21.

2.6. In the event of production, the Total Production resulting from the Petroleum Operations, during the period of validity of this Agreement, shall be shared between the Parties under the conditions defined in articles 16 and 21.

2.7. As of the Effective Date, the Delimited Region corresponds to the zone defined in Appendix 1.

2.8. As of the Effective Date the Government approves the appointment of:
- KOSMOS as operator (“Operator”) in charge of directing and performing the Petroleum Operations in the name and on behalf of the Contractor from the Effective Date;
- BP as Operator in charge of directing and performing the Petroleum Operations in the name and on behalf of the Contractor from the first discovery of Hydrocarbons as notified in Article 11.1.

Any change in Operator shall be submitted to the Government in advance for approval.

The Operator, in the name and on behalf of the Contractor, shall send the Government all reports, information and data stipulated under this Agreement, and especially including the association agreement and all agreements relevant to the Petroleum Operations, as applicable, binding the entities comprising the Contractor.

ARTICLE 3: DURATION OF EXPLORATION PERIODS AND RELINQUISHED AREAS

3.1. The exclusive exploration permit is hereby granted to the Contractor for an initial exploration period of three (3) Contractual Years, for the entire Delimited Region, extended, if applicable, in accordance with the provisions of article 3.4.

3.2. If the Contractor, upon expiry of the initial exploration period indicated above, conditional on having met the exploration work commitments as defined in article 4.2, so requests, a second exploration period shall be authorised for three (3) Contractual Years from the expiration date of the first exploration period, extended, if applicable, in accordance with the provisions of article 3.4.

3.3. If the Contractor so requests, upon expiration of this second exploration period, conditional on having met the exploration work commitments as defined in article 4.3, so requests, a third exploration period shall be authorised for three (3) Contractual Years from the expiration date of the extended second exploration period, extended, if applicable, in accordance with the provisions of article 3.4.

3.4. The requests indicated in articles 3.2 and 3.3 shall be made at least sixty (60) days before expiration of the current exploration period.
If the expiration date of an exploration period occurs while the drilling of an exploration well or the production tests in an exploration well are being performed, or temporary or definitive work to abandon an exploration well is in progress, said exploration period shall be extended for the time necessary for the completion and well testing or abandonment work, provided that said extension does not exceed ninety (90) days. The Contractor shall notify the Government of said extension within seven (7) days prior to the normal expiration date of the current exploration period.

3.5. The Contractor shall have to relinquish at least the following areas:
a)twenty-five percent (25%) of the initial area of the Delimited Region upon expiration of the first exploration period; and
b) twenty-five percent (25%) of the initial area of the Delimited Region upon expiration of the second exploration period.

The area shall be relinquished in a simple geometric shape, i.e. an area of no more than 15 lines, bounded by the North/South, East/West lines or by the initial limits of the Delimited Region.
The area corresponding to any Production Perimeter or Appraisal Perimeter shall be deducted from the initial area of the Delimited Region before calculating the relinquished areas.
The areas previously abandoned, in accordance with the provisions of article 3.6, shall be deducted from the areas to be relinquished.

Subject to compliance by the Contractor with the foregoing requirements, the Contractor may freely select the zone within the Delimited Region to be relinquished.

The Contractor agrees to provide the Government with an accurate description and a map showing details of the areas relinquished and the areas retained as well as a report specifying the Petroleum Operations performed since the Effective Date on the relinquished areas and the results obtained.
The geometric shape and continuity of the relinquished areas are subject to approval by the Government.
The obligations indicated in article 8 of this Agreement shall be performed in their entirety for the relinquished areas.

3.6. During an exploration period, the Contractor, subject to sixty (60) days advance notice, may at any time notify the Government that it waives, in all or part of the Delimited Region, the rights conferred to it by this Agreement.

In the event of a partial waiver, the provisions of article 3.5 regarding relinquished areas shall be applicable.

No waiver during or after an exploration period shall reduce the work commitments and investment obligations indicated in article 4 for the ongoing exploration period.

In the event of a waiver, the Contractor shall have the exclusive right to retain, for the respective term of validity, the areas of the Appraisal Perimeters and Production Perimeters that were granted.

With respect to applications for Appraisal or Production Perimeters that were filed before the effective date of waiver, the Contractor shall also have the exclusive right to retain the corresponding areas if these subsequently give rise to the granting of an Appraisal Perimeter or of a Production Perimeter under the terms of this Agreement, and to carry out the Petroleum Operations.

3.7. At the end of the third exploration period defined in article 3.3., the Contractor shall abandon all of the remaining area of the Delimited Region, with the exception of the Appraisal Perimeters and the Production Perimeters granted as of said date or previously, or for which an authorisation request was filed if the same subsequently resulted in the granting of an Appraisal Perimeter or a Production Perimeter according to the conditions of this Agreement.

3.8. If, upon expiration of all of the exploration periods, the Contractor has not obtained an exclusive appraisal permit or an exclusive production permit, this Agreement shall end. Regardless of the above, if, before this date, an application for an exclusive appraisal permit or exclusive production permit has been filed, the Agreement will remain in force in the perimeter to which the exclusive appraisal permit or exclusive production permit relates until the Government decides on the Contractor’s request.

If the Government rejects the application for an exclusive appraisal or exclusive production permit, this Agreement will terminate. If an exclusive appraisal permit or an exclusive production permit is granted, this Agreement will remain in force for the granted Appraisal Perimeters or Production Perimeters.

3.9. The expiration of this Agreement, or its termination for any reason whatsoever, shall not end the obligations of the Contractor in relation to the Agreement that were created before or at the time of said expiration or termination.

ARTICLE 4: EXPLORATION WORK COMMITMENTS

4.1. The Contractor shall begin the geological and geophysical work provided for in article 4.2 below, within three (3) months from the Effective Date.

4.2. During the first exploration period defined in article 3.1, the Contractor shall perform at least the following work in the Delimited Region:

•	Acquisition, processing and interpretation of new 3D seismic covering a minimum of two thousand five hundred km² (2,500 km²).

4.3. During the second exploration period defined in article 3.2, the Contractor shall perform at least the following work in the Delimited Region:

•	Geological, geophysical (G&G) and engineering studies;

•	One (1) exploration well, firm.

4.4. During the third exploration period defined in article 3.3., the Contractor shall perform at least the following work in the Delimited Region:

•	Geological, geophysical (G&G) and engineering studies;

•	One (1) exploration well, firm.

4.5. Each of the exploration wells provided for in articles 4.3 and 4.4 shall reach the lesser of either:
- at least one hundred (100) meters into the Albian; or
- at least two-thousand five hundred metres (2,500), minimum depth, below the mud-line

In all cases, the exploration well can be stopped at a lesser depth if:

a) the base is at a depth that is less than the minimum contractual depth;

b) drilling the well presents an obvious danger;

c) rocky formations are found, the hardness of which does not allow, in practice, the well to be drilled, or

d) petroleum formations are found that, in order to be crossed, require casings to be installed for their protection, that do not allow for the minimum contractual depth to be reached.

If any of the reasons listed above exists, the exploration well shall be considered to have been drilled to the minimum contractual depth.

Notwithstanding any provision to the contrary in this Agreement, for the purposes of this article 4, exploratory drilling shall be any drilling executed in the Delimited Region outside any Appraisal Perimeter or any Production Perimeter existing on the date on which the drilling operations begin.

The wellbores drilled within the context of an exclusive appraisal permit shall not be considered as exploration wells and shall be governed by the provisions of article 11.

4.6. In order to perform the exploration work defined in articles 4.2 to 4.4 under the Best Industry Practice, the Contractor agrees to invest at least the following amounts:

a)	Five million Dollars (US $5,000,000) during the first exploration period defined in article 3.1;

b)	Eighteen million Dollars (US $ 18,000,000) during the second exploration period defined in article 3.2;

c)	Eighteen million Dollars (US $ 18,000,000) during the third exploration period defined in article 3.3.

Notwithstanding the foregoing, if the Contractor, in an exploration period, has performed its work commitments for an amount less than that indicated above, it shall be considered as having performed its investment obligations for said period. On the other hand, the Contractor shall perform all of the work commitments specified for a given exploration period even if it requires an investment greater than that specified above for said period.

4.7. In the event that the Contractor, during a given exploration period, drills one or more additional exploration wells, this or these additional exploration wells may be carried forward to the period immediately thereafter if an application is filed by the Contractor at the time of renewal of said exploration period as specified in articles 3.2 and 3.3 above. This request, which will not be refused without reasonable grounds, must be accompanied by the work program that it agrees to perform during the exploration period subject to the carried forward, and shall indicate the estimated and related costs.

4.8. Each entity constituting the Contractor, except PETROCI, shall provide the Government with irrevocable bank guarantees that are acceptable to the Government, corresponding to the investments stipulated in article 4.6 proportionally to their participation and to their obligation to contribute to the Initial Participation of PETROCI, covering the performance of the minimum exploration work programs indicated in articles 4.2, 4.3 and 4.4, as follows:

a)
Within no more than thirty (30) days after the Effective Date, the Contractor shall provide a bank guarantee in the amount of five million Dollars (US$ 5,000,000) to guarantee performance of the minimum exploration work program for the first exploration period in accordance with article 4.2.

The amount of the bank guarantee shall be reduced by:

-
fifty percent (50%) of the original amount, i.e., two and a half million Dollars (US $2,500,000) following delivery by the Operator to the Government of a copy of the contract for seismic data acquisition;

-	twenty-five percent (25%) of the original amount, i.e. one million and two hundred and fifty thousand Dollars (US $1,250,000) following the start of said acquisition work;

-
twenty-five percent (25%)of the original amount, i.e. one million and two hundred and fifty thousand Dollars (US $1,250,000) following completion of said acquisition work and after the Operator sends the Government all reports and documents derived from performance of the minimum exploration work program for the first exploration period.

b)
As of the start date of the second exploration period, the Contractor shall provide a bank guarantee for an amount of eighteen million Dollars (US $ 18,000,000) to guarantee performance of the minimum exploration work program indicated in article 4.3. The amount of the bank guarantee, adjusted to reflect the exploration wells drilled in advance during the previous exploration period and carried forward to the next exploration period in accordance with article 4.7, will be reduced by:

-	fifty percent (50%) of the original amount, i.e., nine million Dollars (US $9,000,000) following delivery by the Operator to the Government of a copy of the contract for drilling;

-	twenty-five percent (25%) of the original amount; i.e., four million and five hundred thousand Dollars (US $4,500,000) following the start of said drilling works;

-
twenty-five percent (25%)of the original amount; i.e. four million and five hundred thousand Dollars (US $4,500,000) following completion of the drilling works and after the Operator sends the Government all reports and documents derived from performance of the minimum exploration work program for the second period and, approved by the Government in accordance with this Agreement.

c)
As of the start date of the third exploration period, the Contractor shall provide a bank guarantee for an amount of eighteen million Dollars (US$18,000,000) to guarantee performance of the minimum exploration work program indicated in article 4.4. The amount of the bank guarantee, adjusted to reflect the exploration wells drilled in advance during the previous exploration period and carried forward to the next exploration period in accordance with article 4.7, will be reduced by:

-	fifty percent (50%) of the original amount, i.e., nine million Dollars (US $9,000,000) following delivery by the Operator to the Government of a copy of the contract for drilling;

-	twenty-five percent (25%) of the original amount, i.e., four million and five hundred thousand Dollars (US $4,500,000) following the start of said drilling works;

-
twenty-five percent (25%) of the original amount, i.e. four million and five hundred thousand Dollars (US $4,500,000) following completion of the drilling works and after the Operator sends the Government all reports and documents derived from performance of the minimum exploration work program for the third period and, approved by the Government in accordance with this Agreement.

The above bank guarantees shall be issued in terms that are comparable to the bank guarantee in Appendix 3 in accordance with the issuing bank and the Government’s acceptance decision shall be made no later than ten (10) days from the date the bank guarantee was submitted by the Contractor. After this period has passed, the bank guarantee will be deemed to have been accepted.

4.9.    The Operator shall notify the Government of the completion of the exploration work in the minimum exploration work program for a given exploration period. If the bank guarantee shall be released in accordance with article 4.8, within fifteen (15) days following notification by the Operator, the Government shall notify the bank of the release of the bank guarantee in the necessary amount or shall notify the Operator of its challenge relative to completion of the minimum exploration work program. The bank guarantee shall be released in accordance with the terms of article 4.8, unless a payment is due pursuant to article 4.10, in which case the bank guarantee shall be released once this payment is made.
4.10. If, for any reason except for a case of Force Majeure, the Contractor does not complete the minimum work program for a given exploration period under articles 4.2, 4.3 and 4.4, the Contractor shall pay an indemnity equal to the amount of the bank guarantee as reduced in accordance with Article 4.8 and this amount will be paid by the bank which issued the bank guarantee, under the terms and within the time periods stated in the bank guarantee given for each exploration period. Once payment has been made, this Agreement will terminate and the Contractor will be released from any work commitments.

ARTICLE 5: PREPARATION AND APPROVAL OF THE ANNUAL WORK PROGRAMS AND BUDGETS

5.1. At least two (2) months before the start of each Calendar Year, or for the first year no later than two (2) months after the Effective Date, the Contractor shall prepare and submit to the Government, for approval, an Annual Work Program as well as the corresponding Budget, for the entire Delimited Region, specifying the Petroleum Operations and the cost thereof that the Contractor proposes to perform during the Calendar Year in question, or the portion of the Calendar Year in question if an exploration period ends prior to the end of said Calendar Year. In the event of renewal of the exclusive exploration permit, the Contractor shall submit, within thirty (30) days following expiration of the previous exploration period, an Annual Work Program as well as the corresponding Budget for the first Calendar Year or the portion of the first Calendar Year of the next exploration period.

5.2. If the Government wants to propose revisions or modifications to the Petroleum Operations indicated in said Annual Work Program, within thirty (30) days following receipt of said program, it shall notify the Contractor of its intent to revise or modify it, presenting all justifications deemed appropriate. In this case, the Government and the Contractor shall meet to study and agree within fifteen (15) days thereafter the revisions or modifications requested and establish, by mutual agreement, the Annual Work Program and the corresponding Budget in the definitive form, according to the Best Industry Practice in the international petroleum industry. Nevertheless, during the exploration period, the Annual Exploration Work Program and the corresponding Budget prepared by the Contractor after the meeting indicated above shall be considered to be approved insofar as they satisfy the obligations established in article 4.

Each portion of the Annual Work Program and the Budget for which the Government has not requested a revision or modification within thirty (30) days as indicated above shall be performed by the Contractor within the specified time period, subject to article 5.3.

If the Government fails to notify the Contractor of its intended revision or modification within thirty (30) days as indicated above, the Annual Work Program and the corresponding Budget submitted by the Contractor shall be considered to be approved by the Government.

5.3. The Government and the Contractor acknowledge that the knowledge obtained as the work is performed or special circumstances may justify certain changes to certain details of the Annual Work Program. In this case, after notifying the Government, the Contractor may make these changes, provided that the fundamental objectives of said Annual Work Program are not modified.

ARTICLE 6: OBLIGATIONS OF THE CONTRACTOR REGARDING THE EXPLORATION PERIODS

6.1. The Contractor is responsible for the Petroleum Operations and consequently shall provide the following for performing these operations:

•	all necessary funds,

•	all required machinery, equipment and materials,

•	all technical support, including the necessary personnel, subject to the provisions of article 30.

6.2. The Contractor is responsible for the preparation and performance of the Annual Work Programs, which it shall perform according to the Best Industry Practice in the international petroleum industry.

6.3. The Contractor shall take all reasonable and practical measures to:

a)	ensure the protection of aquifers encountered during the course of its work;

b)	perform the tests necessary to determine the value of significant shows encountered during drilling and the commercial nature of discoveries of any Hydrocarbons;

c)
prevent losses and discarding of Hydrocarbons produced and losses and discarding of oil-based mud or any other product used in the Petroleum Operations according to Best Industry Practice in the international petroleum industry.

6.4. All of the work and facilities established by the Contractor by virtue of this Agreement, according to their nature and circumstances, shall be constructed, installed, placed, indicated, beaconed, signalled, equipped and maintained so as to permanently allow safe passage for navigation in the Delimited Region, and notwithstanding the foregoing, the Contractor, in order to facilitate navigation, shall install audio and visual equipment approved or required by the appropriate authorities notified to the Contractor by the Government, and maintain them to the complete satisfaction of said authorities in accordance with the law in force in the Republic of Côte d’Ivoire.

6.5. In exercising its right to construct, perform work and maintain all facilities necessary for purposes of this Agreement, the Contractor may not disturb any public place such as cemeteries, religious buildings, government buildings or those used for a public utility, without the prior consent of the Government, and shall pay the indemnities dues for any damage it causes in accordance with article 29.

6.6. The Contractor, during the Petroleum Operations, shall take all measures necessary to preserve the environment and comply with Best Industry Practice in the international petroleum industry and international conventions (and their amendments) to which the Government is a party relative to ocean water pollution by Hydrocarbons.

In order to prevent pollution, the Government, after consulting with the Contractor, may decide to take any additional measures it deems necessary to ensure preservation of the environment in accordance with the laws in force in the Republic of Côte d’Ivoire and international conventions on the environment to which the Government is a party.

6.7. The Contractor and its subcontractors shall have the obligation to give preference to Ivoirian services and products, under equivalent conditions in terms of price, quality, capacity, safety, environmental performance, term of delivery and term of payment. Ivoirian services and products mean the services produced or goods produced or supplied by a company that is registered in the Republic of Côte d’Ivoire.

Unless otherwise agreed by the Government, the Contractor and its subcontracts agree to call for bids from Ivoirian and foreign bidders for supply, construction or service contracts for an estimated amount greater than five hundred thousand Dollars (US $500,000) per contract in the exploration period, and one million Dollars (US $1,000,000) per contract in the production period, with the understanding that the Contractor shall not unnecessarily divide these contracts.

Copies of all contracts related to the Petroleum Operations shall be submitted to the Government as soon as possible after the time of signature.

6.8. The Contractor agrees to give preference, under equivalent economic conditions, to purchasing goods necessary for the Petroleum Operations instead of renting or otherwise leasing them.

For this purpose, all lease agreements for an estimated amount greater than five hundred thousand Dollars (US $500,000) shall be indicated by the Contractor in the Annual Work Programs.

ARTICLE 7: RIGHTS OF THE CONTRACTOR RELATING TO EXPLORATION PERIODS

7.1. Notwithstanding the provisions of this Agreement, the Contractor shall be entitled:

a)	to manage and control, under its entire responsibility, the Petroleum Operations in the Delimited Region;

b)	to access any location within the interior of the Delimited Region in order to perform the Petroleum Operations;

c)
to perform all acts, facilities, work, and operations necessary to perform the Petroleum Operations both inside and outside of the Delimited Region. The Contractor may choose the location of the facilities during the exploration periods in accordance with the regulations in force in the Republic of Côte d’Ivoire at such a location subject to (i) approval by the Government, which shall not be refused without a valid reason and (ii) conditions of article 2.3 and articles 6.4 to 6.6; and

d)
to exercise the rights conferred hereunder, through agents and independent contractors, and consequently to pay all of the related fees and expenses in the currency of choice of the Contractor, in accordance with the provisions of article 23.

7.2. The agents, employees and representatives of the Contractor or its independent subcontractors, for the purposes of the Petroleum Operations, may freely enter or exit the Delimited Region and access all facilities established by the Contractor.

7.3. The Contractor shall be entitled, by paying royalties in effect in the Republic of Côte d’Ivoire, to remove and use soil from under standing timber forests, sand, clay, lime, gypsum, stone and other similar substances necessary for performing the Petroleum Operations.

The Contractor, after reaching an agreement with the Government, may reasonably use these materials to perform the Petroleum Operations, free of charge, when they are located on land owned by the Government and placed near the land where the Petroleum Operations are being performed.

The Contractor, without making any payment, may take or use the water needed for the Petroleum Operations, provided that existing irrigation or navigation is not disturbed and that the land, homes or livestock watering places are not deprived from a reasonable quantity of water.

ARTICLE 8: ACTIVITY REPORTS DURING EXPLORATION PERIODS AND SURVEILLANCE OF PETROLEUM OPERATIONS

8.1. Subject to the provisions of article 8.4 below, the Government shall own and freely dispose of all original data and all final technical documents related to the Petroleum Operations, including but not limited to records, samples, geological, geophysical, petrophysical, drilling and production reports.

8.2. The Contractor agrees to provide the Government with the following periodical reports:

a)	daily reports on the drilling activities;

b)	weekly reports on geophysical activities;

c)	within thirty (30) days following each Calendar Quarter, a report on the Petroleum Operations performed, as well as a detailed statement of Petroleum Costs for the previous Calendar Quarter;

d)	before the end of February of each Calendar Year, an annual report on the Petroleum Operations performed, as well as a detailed statement of the Petroleum Costs for the previous Calendar Year.

8.3. Furthermore, the following reports or documents shall be provided to the Government, when they are prepared or obtained:

a)	a copy of the geological study and summary reports as well as the related maps;

b)
a copy of the geophysical surveys, reports on measurements, studies and geophysical interpretation, maps, profiles, sections or other related documents, and, upon the request of the Government, the original or an official copy of the recorded seismic magnetic tapes;

c)	a copy of the installation and test bore completion reports for each wellbore, as well as a full set of recorded logs;

d)	a copy of the test reports or production test reports as well as any study related to the bringing of a well on-stream or into production;

e)	a copy of reports related to analyses performed on core bores and fluid analysis.

All maps, sections, profiles, logs and other geophysical documents shall be provided on transparent media suitable for subsequent reproduction.

A representative portion of core bores and drilling cuttings taken from each well and samples of fluids produced during the tests or production tests shall also be provided to the Government within a reasonable time period, and no later than sixty (60) days after the closure of the wells.

Upon expiration, or in the event of waiver or termination of this Agreement, the original final technical documents and samples related to the Petroleum Operations, including magnetic tapes, if so requested, shall be sent to the Government.

After having previously advised the Contractor, the Government may at any reasonable moment, during normal working hours and in accordance with the current security regulations, access the

Contractor’s files related to the Petroleum Operations, at least one copy of which shall be retained in the Republic of Côte d’Ivoire.

8.4. The Parties agree to treat as confidential and not disclose to third parties any or all of the documents and samples related to the Petroleum Operations, during all exploration periods, as defined in article 3, during all appraisal periods, during all production periods, and in the event of the waiver of one zone, until the date of said waiver with respect to the documents and samples referring to the abandoned zone.

Nevertheless, the Government and each entity comprising the Contractor may at any time authorise access to these documents and samples by third parties of their choice. These may examine the documents and samples related to the Petroleum Operations and shall agree to treat them as confidential.

Notwithstanding the above, each entity comprising the Contractor can freely disclose the confidential data and information:

i.
to any company interested in good faith in a potential assignment/acquisition or in an assistance in respect of the Petroleum Operations, after obtaining from this company, a commitment to keep such data and information confidential and to use them for the sole purpose of the aforesaid assignment or assistance;

ii.
to any Affiliated Company of an entity comprising the Contractor, as well as to any external professional advisor, taking part in the Petroleum Operations, after obtaining a similar confidentiality commitment from the latter;

iii.	to any bank or financial institution from which the Contractor seeks or obtains financing, after obtaining a similar confidentiality commitment from such institution;

iv.
when and to the extent that the regulations of a recognized stock exchange or of a supervising or auditing administrative authority require it from one of the entities comprising the Contractor or one of its Affiliated Companies;

v.	in the context of any judiciary, administrative or arbitral litigation procedure or if required by applicable law.

If it so deems necessary, the Government may decide to extend the period of confidentiality indicated in this article 8.4.

8.5. The Contractor shall keep the Government informed of its activities. In particular, the Contractor shall notify the Government as soon as possible, and at least fifteen (15) days in advance, of all Petroleum Operations forecast for the Delimited Region, such as geological campaigns, seismic campaigns, commencement of drilling, platform installation and any other important operation mentioned within the approved Annual Works Program.

In the event that the Contractor decides to abandon a wellbore, it shall so notify the Government within at least forty-eight (48) hours in advance of the abandonment.

8.6. One or more duly authorised representatives of the Government may, during normal business hours, after notice to the Operator, monitor the Petroleum Operations and, at reasonable intervals, inspect the work, facilities, equipment, materials, records and books related to the Petroleum Operations, provided that it does not cause a delay that may be detrimental to proper development of such operations. This representative specifically shall be entitled to be present during the testing and abandonment of any well. It is understood that the notice will be given to the Operator sufficiently in advance to allow compliance with the Operator's rules in relation to security, health and safety rules, and to avoid any interference, obstruction or undue delay in the carrying out of the Petroleum Operations.

In order to allow the above-mentioned rights to be exercised, the Contractor shall provide the representatives of Government with reasonable assistance, especially with regard to insurance cover, means of transport, lodging, and duly justified assignment expenses, provided such does not violate any law applicable to a Party.

8.7. The Contractor shall inform the Government as soon as possible of any discovery of mineral substances within the Delimited Region.

ARTICLE 9: LAND OCCUPANCY

9.1. The Government, without monetary consideration, shall make available to the Contractor, solely for the needs of the Petroleum Operations, the land it owns that is necessary for said Operations. The Contractor may build and maintain, above and below that land, the facilities necessary for the Petroleum Operations.

The Contractor may not request the use of such land if it actually does not need it, and it shall refrain from claiming any land occupied by buildings or properties used by the Government. It is understood that the land belonging to public institutions or agencies under State control are not considered to be Government land.

The Contractor shall compensate the Government for any damage to land caused by the construction, use and maintenance of its facilities on said land. This indemnity will make up the recoverable Petroleum Costs.

The Government shall authorise the Contractor to construct, use and maintain a telephone, telegraph and piping system, above or below ground and throughout the land not owned by the Government, without claiming any compensation, provided that the Contractor causes the least damage possible to this land and in exchange pays the owners of this land reasonable compensation established by mutual agreement.

9.2. The rights to land owned by individuals necessary to perform the Petroleum Operations shall be acquired by a direct agreement between the Contractor and the individual in accordance with current legislation in the Republic of Côte d’Ivoire. In the event of disagreement, the Contractor may seek recourse through the Government, which will use eminent domain expropriation for public utility purposes, at the expense of the Contractor. In establishing the value of these rights, its intended purpose by the Contractor shall not be taken into consideration, and the Government agrees that no law or proceedings for said acquisition shall play a role in assigning an excessive value nor a confiscation value. These rights acquired by the Government shall be recorded in its name, but the Contractor may use them for the needs of the Petroleum Operations, free of charge, throughout the duration of this Agreement. The Government warrants that the Contractor shall be protected with respect to the use and occupancy of this land as if it had title to the property.

ARTICLE 10: USE OF THE FACILITIES

10.1. For the needs of the Petroleum Operations, the Contractor shall be entitled to use, under general law conditions in the Republic of Côte d’Ivoire, any railroad, road, airport, runway, canal, river, bridge, body of water and telephone or telegraph network in the Republic of Côte d’Ivoire, whether owned by the Government or any private business, by means of paying royalties in accordance with the laws that apply in the Republic of Côte d’Ivoire or those that are fixed by agreement but which will not be higher than the prices and tariffs provided to Third Parties for similar services.

Subject to approval by the Government, the Contractor shall also be entitled to use, at its own expense and risk, in accordance with the laws and regulations that apply in the Republic of Côte d’Ivoire and in accordance with the Best Practice of the international petroleum industry, the additions and changes to the facilities that are already in existence for the transport, the treatment or the storage of the Hydrocarbons, provided that such a right does not fetter the rights of Third Parties and does not cause them prejudice and that the additions and changes are necessary for the profitable exploration of the Hydrocarbons coming from the Delimited Region.

The Contractor will also be entitled, for the needs of the Petroleum Operations, to use all overland, ocean or air transportation resources for transporting its employees or equipment, provided that it complies with the laws and regulations that apply in the Republic of Côte d’Ivoire in using these means of transport.

10.2. The Government shall have the right to use any means of transport and communication put in place by the Contractor, through the payment of fair compensation to be fixed by mutual agreement, but which shall not be higher than the prices and rates granted to Third Parties for similar services, provided that, in the opinion of the Contractor, this use by the Government does not hinder the Petroleum Operations nor prejudice them.

Under the same conditions, in the event of national need, specifically national catastrophes, cataclysmic events, domestic or foreign perils, the Contractor shall make its resources available to the Government at its request.

10.3. This Agreement shall in no way limit the Government’s right to build, operate and maintain on, under and throughout land made available to the Contractor for the needs of the Petroleum Operations, roads, railroads, airports, runways, canals, bridges, flood control projects, police stations, military facilities, pipelines, telegraph and telephone lines, provided that this right is not exercised in such a way as to jeopardise or hinder the rights of the Contractor pursuant to this Agreement, or the Petroleum Operations, or is detrimental to them, except in the case of national need.

Likewise, the Government may authorise persons to construct, operate and maintain the facilities in the Delimited Region provided that this right does not compromise or hinder the rights of the Contractor pursuant to this Agreement or the Petroleum Operations, or is not detrimental to them, except in the case of national need.

ARTICLE 11: APPRAISAL OF A HYDROCARBONS DISCOVERY

11.1. In the event that the Contractor discovers Hydrocarbon shows in the interior of the Delimited Region, it must notify the Government as soon as possible and submit, within thirty (30) days following the date of provisional shutting in or abandonment of the discovery well, a report providing all information relative to said discovery.

11.2. If the Contractor wants to perform the appraisal work for the Hydrocarbons discovery indicated in article 11.1 above, it shall submit to the Government for approval, within twelve (12) months following the date of notification of said discovery, a permit application for the duration of said works and the corresponding estimated Budget, as well as a map establishing the boundaries of the Appraisal Perimeter, for examination and approval by the Government.

The provisions of articles 5.2 and 5.3 shall apply, mutatis mutandis, to said appraisal program with regard to approval and performance, with the understanding that the submitted program cannot be rejected or modified by the Government if it complies with the Best Industry Practice in the international petroleum industry.

Notwithstanding any provisions to the contrary in this Agreement, the term for notification defined in articles 11.1 and 11.2 shall apply even in the event of expiration of an exploration period. The Government and the Contractor shall agree on the provisional Appraisal Perimeter that shall remain valid while the Contractor submits the application indicated in article 11.2 until expiration of the period indicated in the first section of article 11.2.

11.3. If the Contractor meets the conditions indicated in article 11.2, the Government shall grant it an exclusive appraisal permit for a term of four (4) years from the date of approval of the appraisal work program and the corresponding Budget, for the Appraisal Perimeter established in said program. Notwithstanding any specific provisions of this article, the Contractor, throughout the validity of said exclusive appraisal permit, shall be subject to the same system as that applicable to the exclusive exploration permit.

11.3.1. If the Government grants an exclusive appraisal permit under article 11.3, the Contractor shall then diligently perform the appraisal work program for the discovery in question, specifically drill the appraisal well and perform the production tests established in said program.

At the request of the Contractor, notified at least thirty (30) days before expiration of the appraisal period defined in article 11.3 above, the duration of said period may be extended for a maximum of twelve (12) months, provided that this extension is justified by the drilling of boreholes and production tests for the appraisal program.

11.3.2. Within three (3) months from the completion of the appraisal work, and no later than thirty (30) days before expiration of the appraisal period, the Contractor shall provide the Government with a detailed report providing all information relative to the discovery and its appraisal.

11.3.3. If the Contractor believes, after performing the appraisal work, that the Field corresponding to the Hydrocarbons discovery is commercial, it shall also submit to the Government, along with the above-mentioned report, an exclusive production permit application defined in article 11.3.2 above, accompanied by a detailed development and production plan for said Field that specifically includes the following:

a)
the planned boundaries of the Production Perimeter requested by the Contractor, so that it covers the area defined by the enclosure of the field identified in article 11.1, as well as all technical justification concerning the scope of said Field;

b)
an estimate of the reserves in place, recoverable, proven and probable reserves, and the corresponding annual production, as well as a study of any recovery and enhancement methods for Crude Oil associated products, such as Associated Natural Gas;

c)
an item-by-item description of the facilities and work necessary for production, such as the number of development wells, the number and characteristics of pads, pipelines, production, processing, storage and loading facilities;

d)	the estimated performance schedule and the planned date to begin production, and

e)	the estimated investments and production expenses, as well as an economic evaluation confirming the commercial nature of the discovery identified in article 11.1.

11.3.4. The commercial nature of one or more Hydrocarbon Fields shall be evaluated at the discretion of the Contractor, provided that after the appraisal work, it submits to the Government the economic study indicated in article 11.3.3 e) confirming the commercial nature of said Field(s).

A Field may be declared to be commercial by the Contractor after having considered the operational and financial data collected during the performance of the exploration programme and the appraisal program, and including but not limited to the recoverable Hydrocarbon reserves, the durable production levels, the availability of the commercial markets and other technical and economic factors and according to the Best Industry Practice in the international petroleum industry.

11.3.5. In order to evaluate the commercial nature of the Field(s), the Government and the Contractor shall meet within ninety (90) days following submission of the development and production plan accompanied by the economic evaluation.

11.3.6. The development and production plan submitted by the Contractor shall be approved by the Government, which may not be withheld without a valid reason. Within ninety (90) days following submission of said plan, the Government may propose revisions or changes to the plan, notifying the Contractor with all necessary justifications. In this case, the Parties shall meet as soon as possible to examine the revisions or modifications requested and to establish the plan in its definitive form by mutual agreement; the plan shall be considered to be approved by the Government as of the date of said agreement.
If the Government fails to notify the Contractor of its proposed revision or modification within ninety (90) days as indicated above, the development and production plan submitted by the Contractor shall be considered to be approved by the Government upon expiration of said term.

11.4. When the Contractor does not wish to perform the appraisal work for the Hydrocarbons discovery indicated in article 11.1, the provisions of article 3.8 shall be applicable.

11.5. If, after the appraisal period defined in article 11.3., the Contractor justifies that bringing the evaluated Field on-stream is not very profitable due to current economic circumstances and that other discoveries are likely to be made in the rest of the Delimited Region that will allow all of the discoveries to be cumulatively declared to be commercial, it may petition the Government to allow it to retain its rights to the area delimiting the discovery for a duration that may not under any circumstances exceed that of all of the exploration periods.

11.6. If, for reasons that are not technically justified, the Contractor:
a) has not, within twelve (12) months following notification to the Government of a Hydrocarbon discovery, applied for an exclusive appraisal permit or

b) has not begun the appraisal work for said discovery within six (6) months after having obtained the exclusive appraisal permit or
c) within eighteen (18) months after completing the appraisal work, does not declare the discovery commercially viable,

the Government may request the Contractor abandon its rights to the area presumed delimits the said discovery without any indemnity in favour of the Contractor.

If, within sixty (60) days following the Government’s request, the Contractor has not requested an exclusive appraisal permit, nor commenced the appraisal works nor declared that the discovery is commercially viable, if appropriate, the Contractor shall then abandon said area and shall lose all rights to the hydrocarbons that may be produced from said discovery; any area so relinquished shall be deducted from the areas to be relinquished pursuant to article 3.5.

11.7. Any quantity of Hydrocarbons produced from a discovery before it is declared to be commercial, if it is not used for the needs of the Petroleum Operations or lost, but if it is sold, shall be measured in accordance with the provisions of article 15.9 and included in the Total Production for application of the provisions of articles 16, 17 and 21.

11.8. Notwithstanding any provisions to the contrary in this article 11, if the Contractor believes that it can directly develop and produce a Hydrocarbons discovery without first performing all of the appraisal work, it may submit an exclusive production permit application accompanied by a detailed development and production plan in accordance with article 11.3.3, provided that it is able to justify in said plan that it has compiled sufficient information, especially with regard to production tests, showing that it is not necessary to perform appraisal work.

ARTICLE 12: GRANTING AN EXCLUSIVE PRODUCTION PERMIT RELATING TO A COMMERCIAL DISCOVERY

12.1. A commercial Hydrocarbons discovery gives the Contractor the exclusive right, if it submits an application under the conditions established in article 11.3.3, to obtain for such discovery an exclusive production permit covering the corresponding Production Perimeter.

12.2. If the Contractor makes several commercial discoveries in the Delimited Region, each of them, in accordance with the provisions of article 12.1, shall entitle the Contractor to an exclusive production permit, each corresponding to a Production Perimeter. The number of exclusive production permits and of related Production Perimeters in the Delimited Region is unlimited.

12.3. If, during the course of the work subsequent to granting the exclusive production permit, it appears that the area defined by the enclosure of the Field in question is greater than that initially projected in accordance with article 11.3.3, the Government shall grant the Contractor, within the context of the exclusive production permit already issued, an additional area so that the entire Field is covered by the Production Perimeter, provided, however, that the Contractor provides the Government, along with its application, with technical documentation justifying the requested extension.

12.4. In the event that a Field declared commercial extends beyond the limits of the Delimited Region, to areas that have been attributed to other entities, the Contractor, at the Government’s written request, and after submission of a development and production plan for the said Field, by the Contractor or the owner(s) of the adjacent areas, must develop the mentioned Field in association with the owner(s) of the adjacent areas according to the provisions of a “unitization” agreement.

In this case, the Contractor and the owner(s) of the adjacent areas agree to submit a joint development and production plan (“Joint Plan”) for approval by the Government within no more than twelve (12) months after the Government makes its request.

The Joint Plan must comply with the Best Industry Practice in the international petroleum industry and will be treated in accordance with the provisions of article 11.3.6.

If the Contractor and the owner(s) of the adjacent areas do not submit the Joint Plan for approval by the Government within twelve (12) months as indicated above, the Government will appoint an independent consultant, from the lists of four (4) consultants proposed by each of the Contractor and the owner(s) of the adjacent areas within thirty (30) days after expiry of the above-mentioned twelve (12) month period.

The consultant so appointed by the Government shall prepare, in accordance with the Best Industry Practice in the international petroleum industry and within a period of ninety (90) days, a Joint Plan, based on the previous development plans submitted by the Contractor and by the owner(s) of adjacent areas. During this procedure, the consultant shall consult with the Parties and keep them regularly informed. At the end of his or her work, the consultant must submit the Joint Plan to the Government, to the Contractor and to the owner(s) of the adjacent areas.

The Government, the Contractor and the owner(s) of the adjacent areas shall meet as promptly as possible to examine any proposed reviews and changes, and by mutual agreement, establish the final version of the Joint Plan.

12.5. In the event that a Field that is declared to be commercial extends beyond the limits of the Delimited Region into a block that has not yet been assigned or that has not yet been negotiated with another company, the Government will give priority to the Contractor, according to the conditions defined in an agreement, for said adjacent block, if the Contractor so requests.

ARTICLE 13: DURATION OF THE PRODUCTION PERIOD

13.1. The duration of an exclusive production permit, during which time the Contractor is authorised to produce a commercial Field, is set at twenty-five (25) years from the date on which it is granted as stated in article 12.

If, upon expiry of the twenty-five (25) year production period defined above, the commercial production of a Field is still possible, the Government will authorise the Contractor, upon the latter’s grounded request submitted at least twelve (12) months before the mentioned expiry, to, within the framework of this Agreement, continue production of the said Field during an additional period including the remaining commercial production period for the Field, where such duration cannot exceed ten (10) years, conditional on the Contractor having fulfilled its obligations during the current production period.

If, upon expiration of this additional production period, commercial production of said Field is still possible, the Contractor may request the Government, at least twelve (12) months before said expiration, to authorise it to pursue production of said Field, within the context of this Agreement, during an additional period to be agreed.

13.2. The Contractor may at any time waive any or all of an exclusive production permit, subject to advance notice of at least six (6) months, which may be reduced with the consent of the Government. This advance notice shall be accompanied by the list of measures that the Contractor waiving the permit agrees to take, in accordance with the Best Industry Practice in the international petroleum industry, at the time of such waiver, which shall not become effective until after the required abandonment.

13.3. The exclusive production permit may be withdrawn in the following cases:
a) the stopping of the development or production work in a Field declared to be commercial, during an uninterrupted term of at least six (6) months, except in the case of Force Majeure in accordance with article 33, without the approval of the Government, or
b) the abandonment of production of a Field with the exception of the provisions of article 13.2.

In the case of a Natural Gas Field, if the Natural Gas buyer(s) were unable or were unwilling to take delivery of the Natural Gas production under normal commercial conditions for a period of at least six (6) months, the Contractor may refer the matter to the Government in writing and the Contract will be extended for a period that is equal to that during which the production work was interrupted.

13.4. Upon expiration, waiver or withdrawal of the last exclusive production permit granted to the Contractor, this Agreement shall end.

13.5. The expiration or termination of this Agreement for any reason whatsoever shall not put an end to the Contractor’s obligations created before or at the time of such expiration or termination and that must be performed, especially with regard to the provisions of article 20.

13.6. In the event of waiver by the Contractor of any or all of a Production Perimeter or withdrawal or expiration of an exclusive production permit, if the Government believes that production of the Field in question may be pursued by a new operator, the Government shall be entitled to have it produced, without any consideration for the Contractor. The Parties and the new operator will consult with each other in relation to a transition plan so as to ensure production continuity. In such a case, the Contractor will be released of all commitments and all liability resulting from this Agreement, especially the abandonment obligations provided under article 20.16.

ARTICLE 14: PRODUCTION OBLIGATION

14.1. For any Field entailing the grant of an exclusive production permit, the Contractor agrees to perform, at its expense and its own financial risk, all Petroleum Operations that are appropriate and necessary for production of said Field.

14.2. If the Contractor establishes, during the development period or during the production period, that production of a Field is not commercially profitable, although an exclusive production permit was granted in accordance with the provisions of article 12.1, the Government agrees to not require the Contractor to continue production of this Field.

In this case, the Government, at its discretion, may withdraw the exclusive production permit in question from the Contractor, without any consideration for the Contractor, subject to sixty (60) days advance notice, and the provisions of articles 13.6 and 20 shall be specifically applicable.

ARTICLE 15: OBLIGATIONS AND RIGHTS OF THE CONTRACTOR RELATED TO EXCLUSIVE PRODUCTION PERMITS

15.1. The Contractor shall begin the development work presented within the development and production plan within no more than six (6) months after approval of the development and production plan set forth in article 11.3.6., and shall pursue it with the maximum diligence.

In accordance with article 14.2, the Contractor agrees to produce all of the Hydrocarbons contained in the Production Perimeter, under economically viable conditions.

15.2. The provisions of articles 5, 6, 7, 8, 9 and 10 are also applicable, mutatis mutandis, within the context of exclusive production permits.

15.3. The Contractor is entitled to build, use, operate and maintain all Hydrocarbons storage and transport facilities that are necessary for the production, processing, transportation and sale of the Hydrocarbons produced, in accordance with the conditions set forth in this Agreement.

The Contractor may determine the layout and placement of pipelines within the Republic of Côte d’Ivoire necessary for the Petroleum Operations, but it must submit the plans that are in accordance with Best Industry Practice in the international petroleum industry and the regulations in force in the Republic of Côte d’Ivoire to the Government for approval before beginning work; all pipelines crossing or along roads or passages (other than those used exclusively by the Contractor) shall be constructed so as to not disturb said roads or passages.

The transportation conditions and the security regulations for these projects shall be the subject of an agreement between the Parties.

15.4. The Contractor, within the limit and for the duration of the excess capacity of a pipeline or a processing, transportation or storage facility built for the needs of the Petroleum Operations, may be required to accept the passage of Hydrocarbons from production other than that of the Contractor, provided that:
a) this passage is not detrimental to the Petroleum Operations, and
b) a reasonable tariff covering normal compensation of funds invested to construct and operate the pipeline or facility is question is paid by the user.

The Contractor shall determine an order of priority should there be a passage of Hydrocarbons from one (1) or more other operations. The tariffs and the order of priority will be subject to the Government’s prior approval.

15.5. Upon obtaining an exclusive production permit, the Contractor agrees to diligently perform the development drilling, spaced apart to guarantee, in accordance with the Best Industry Practice in the international petroleum industry, so as to maximise the economic recovery of the Hydrocarbons contained in the Field in question.

15.6. The Contractor must observe Best Industry Practice in conducting the development and production operations, so as to maximise the economic recovery of the Hydrocarbons, and to carry out assisted recovery studies.

15.7. The Contractor shall provide the Government with all reports, studies, results of measurements, tests, and documents that enable it to control proper production of each Field.

The Contractor must specifically take the following measures in each production well:

a)	monthly test of production and of gas/oil ratio, and

b)	semi-annual measurement of the reservoir pressure of the Field.

15.8. The Contractor agrees, from each Field, to produce annual quantities of Hydrocarbons according to the provisions of article 15.6.

The annual production rates of each Field shall be submitted by the Contractor, together with the Annual Work Programs indicated in article 5, for approval by the Government, which shall not be refused if the Contractor provides technically and economically justified arguments.

15.9. The Contractor shall measure, by using, after Government approval, a measuring instrument, the measuring tools and procedures in accordance with Best Industry Practice in the international petroleum industry, at a point established by mutual agreement between the Parties, all Hydrocarbons produced after extracting water and sediments, with the exception of:
a) Hydrocarbons used for the Petroleum Operations, and
b) inevitable losses.

The Government shall be entitled to examine these measures and to verify the devices and procedures used, or have them verified.

If the Contractor wishes to modify said measurement devices and procedures, it shall first obtain the approval of the Government.

When the devices and procedures used have resulted in an over- or under-estimate of the measured quantities, the error shall be considered to exist as of the date of the last calibration of the devices, unless otherwise justified, and the appropriate adjustment shall be made for the period during which this error exists.

ARTICLE 16: RECOVERY OF PETROLEUM COSTS RELATING TO CRUDE OIL AND PRODUCTION SHARING

16.1. Since beginning regular production of Crude Oil, the Contractor shall sell all production of Crude Oil obtained from the Delimited Region, in accordance with the provisions below defined.

16.2. To recover the Petroleum Costs, the Contractor may take, free of charge every Calendar Year, a portion of the production of Crude Oil which under no circumstances shall exceed seventy-five percent (75%) of the Total Production of Crude Oil of the Delimited Region, or only a lesser percentage that would be necessary and sufficient to recover the Petroleum Costs actually incurred and paid.

If, during the course of a Calendar Year, the Petroleum Costs not yet recovered by the Contractor pursuant to the provisions of this article, exceed the equivalent ofseventy-five percent (75%) of the value of the Total Production of Crude Oil from the Delimited Region, the balance of the

Petroleum Costs that cannot be recovered in the Calendar Year in question shall be carried forward to the following Calendar Year(s) until recovery in full of the Petroleum Costs.

The Contactor will benefit from a twenty per cent (20%) investment credit applied to Development Expenditures actually incurred as part of the execution of the development plan(s) approved by the Government including subsequent amendments submitted by the Contractor and approved by the Government even if these Development Expenditures are made after the start of production ("Investment Credit"). The Investment Credit will be applied annually at a single time on the relevant Development Expenditures, will not be capitalizable, and will be added to the Development Expenditures that the Contractor will be entitled to recover in respect of the Petroleum Costs in accordance with this article 16.2.

16.3. The quantity of Crude Oil from the Delimited Region remaining during the course of each Calendar Year after the Contractor has taken from the Total Production of Crude Oil the portion necessary for recovery of the Petroleum Costs in accordance with the provisions of article 16.2, hereinafter referred to as “Remaining Production,” shall be shared between the Government and the Contractor in the following manner:

Portion of Total Daily Production of Crude Oil (in Barrels/day)	Contractor’s Participating Interest in the Remaining Production
From 0 to 50,000 From 50,001 to 100,000 From 100,001 to 150,000 Over 150,000	62% multiplied by H 57% multiplied by H 52% multiplied by H 47% multiplied by H

The “H” factor is defined as follows:

•	for a Crude Oil price between $50 and $200 per barrel:
H = 1.629 – 0.141 Ln (Deflated Crude Oil price in December 2011),
Ln being the natural Logarithm.

In any event, it is understood that:

•	for a price of Crude Oil less than $50 per barrel: H = 1.08

•	for a price of Crude Oil greater than $200 per barrel: H = 0.88

The deflation is calculated based upon the “Consumer Price Index, CPI” of the United States of America (USA) according to the following formula:

P (M, Dec 2011) = P(M) x CPI (Dec 2011)
CPI(M)

where:

P(M, Dec 2011): Crude Oil price for month M deflated for December 2011;

P (M): Crude Oil price for month M;
CPI (M): U.S. Consumer Price Index for month M;
CPI (Dec. 2011): U.S. Consumer Price Index for December 2011.

Unless otherwise agreed, the Consumer Price Indices of the United States of America (CPI) are provided by the “US Bureau of Labor Statistics/All Urban Consumers/U.S. city average/All items” on the website “www.bls.gov/cpi“.

In the event the above-mentioned index no longer exists, the Parties shall agree to choose another index within ninety (90) days following the date on which the index ceased to exist. If no agreement on a new substitution index is reached within ninety (90) days, the Parties may, in respect of Petroleum Costs, hire an independent consultant so as to propose, within ninety (90) days, a similar index that will be imposed on the Contractor.

In the event agreement is not reached concerning the above-mentioned ninety (90) days, the Government will, within thirty (30) days appoint a consultant to propose a new index within sixty (60) days after their appointment by the Government. The consultant’s costs and expenses are Petroleum Costs that are recoverable under this Contract.

When the cumulative production of Crude Oil in the Delimited Region reaches twenty-five (25) million barrels, the Contractor’s share in the Remaining Production (before application of the H factor) shall decrease by one half of one percent (0.5%) for each applicable portion of production.

When the cumulative production of Crude Oil in the Delimited Region reaches fifty (50) million barrels, as well as for each twenty-five (25) million incremental barrels, the Contractor’s share in the Remaining Production (before application of the H factor) shall decrease by one percent (1%) for each applicable portion of production up to a cumulative limit of one hundred and fifty (150) million barrels is reached.

When the cumulative production in the Delimited Region reaches one hundred and fifty (150) million barrels, no further reduction of the Contractor’s share shall be applied.

By way of example, for a daily production that amounts to between 0 and 50,000 barrels/day, the Contractor’s share in the Remaining production is of 62% multiplied by H.

When cumulative production reaches 25,000,000 barrels, the Contractor’s share in the Remaining production becomes:

•	62% - (62% x 0.5%) = 61.69% multiplied by H

When cumulative production reaches 50,000,000 barrels, the Contractor’s share in the Remaining production becomes:

•	61.69% - (61.69% x 1%) = 61.0731% multiplied by H

When cumulative production reaches 75,000,000 barrels, the Contractor’s share in the Remaining production becomes:

•	61.0731% - (61.0731% x 1%) = 60.462369% multiplied by H

When cumulative production reaches 100,000,000 barrels, the Contractor’s share in the Remaining production becomes:

•	60.462369% - (60.462369% x 1%) = 59.85774531% multiplied by H

When cumulative production reaches 125,000,000 barrels, the Contractor’s share in the Remaining production becomes:

•	59.85774531% - (59.85774531% x 1%) = 59.2591678569% multiplied by H

When cumulative production reaches 150,000,000 barrels, no reduction will be made to the Contractor’s share in the Remaining production, and the Contractor’s share in the Remaining Production is maintained at 59.2591678569% multiplied by H

The State’s share in the Remaining Production is equal to the Remaining Production after recovery of the Petroleum Costs, less the Contractor’s share as calculated above.

For application of this article, the Total Daily Production of Crude Oil shall be the average rate of daily Total Production of Crude Oil at the wellheads during the Calendar Month in question.

Thus, for a given Total Daily Production of Crude Oil, the Contractor shall take the portion necessary for recovery of the Petroleum Costs as provided in article 16.2, in each portion of Total Daily Production of Crude Oil defined in the table above before sharing the Remaining Production between the Government and the Contractor according to the rates agreed as above.

For purposes of applying the tax legislation of the Republic of Côte d’Ivoire, the quantity of Crude Oil that the Government shall receive during the course of each Calendar Year, pursuant to this article 16.3, shall include the portion necessary to pay all tax(es) of the Contractor in the Republic of Côte d’Ivoire that may be imposed on its income. The Government agrees to pay on this portion all income tax(es) in the name and on behalf of the Contractor, and to send the Contractor the official vouchers for these payments as set forth in article 17.6. In order to determine the value of said portion necessary for payment of income tax, the Government shall use the sales price defined in article 18. The share of Crude Oil made available to the Government representing income tax shall be determined separately and specified in accordance with the provisions of this article.[NOTE: FOR DISCUSSION ON 18 DECEMBER 2017]

However, notwithstanding the above, it is agreed that each entity constituting the Contractor may choose to pay directly in cash the tax on its industrial and commercial profits for any given Fiscal Year.
In this case, the tax will be paid by the entity concerned in instalments:
- simultaneously to the payments to be made by PETROCI under article 16.6 below; or
- within forty-five (45) days running from the date the Government removed its part in the Remaining Production, in the event that the Government, in accordance with article 16.5, chooses to receive all of its share in kind.

The instalment amounts to be paid, as stated above, will each be equal to the value based on the selling price defined in article 18 below, of the portion the Government received as its share in the Remaining Production, for the payment of the entity concerned.

As soon as the entity in question has paid the required instalment as a result of the above, the Government shall remit to that entity, in compensation, an amount identical to the aforementioned portion that the Government has previously received. The determination of the quantity of Crude Oil and the allocation of Crude Oil to this entity will be made as much as possible during the first collection following the payment of the income tax.

At the end of the Fiscal Year, where the instalment amounts the entity has paid for the Fiscal Year in question is higher or lower than the amount of the tax actually due, an appropriate adjustment will be made either by the entity settling the balance, either by the entity or the Government paying the equivalent amount. No adjustment will occur after the end of the Agreement.

16.4. The Government may receive its share of production defined in article 16.3, either in cash or kind, with the understanding that for budget purposes, fifteen percent (15%) of this share of production shall be allocated to the State’s Fonds d’Actions Pétrolières [Petroleum Share Fund] and shall not entail any additional charge for the Contractor.

16.5. If the Government wants to receive any or all of its share of production defined in article 16.3 in kind, it shall advise the Contractor to this effect in writing at least ninety (90) days before the start of the Calendar Quarter in question, specifying the exact quantity it wishes to receive in kind during said Calendar Quarter.

For this purpose, the Contractor shall not sign any commitment to sell the Government’s share of production with a term longer than one (1) year without the Government’s written consent.

16.6. If the Government wishes to receive any or all of its share of production defined in article 16.3 in cash, or if the Government has not notified the Contractor of its decision to receive its share of production in kind in accordance with article 16.5, PETROCI is required to sell the Government’s share of production and to pay it, within thirty (30) days after receipt of payment, the amount equal to the quantity corresponding to the Government’s share of production multiplied by the sales price defined in article 18 less the charges incurred by such operation.

ARTICLE 17: TAX SYSTEM

17.1. Subject to any provisions to the contrary in this Agreement, the Contractor, as a result of its Petroleum Operations, shall be subject to the applicable laws and regulations in effect in the Republic of Côte d’Ivoire with respect to Duties and Taxes, and including the requirements relating to providing tax returns as well as the calculation of taxes and tax contributions and the Contractor shall file any declarations that may be required for this purpose.

It is specifically acknowledged that the provisions of this article apply individually with respect to all entities comprising the Contractor pursuant to this Agreement.

The Contractor shall maintain, by Fiscal Year, separate accounting from the Petroleum Operations, in accordance with current legislation in the Republic of Côte d’Ivoire, especially in order to establish a production and income account as well as a balance sheet showing the results of the Petroleum Operations as well as the assets and liabilities allocated or related thereto.

17.2. For application of the provisions of article 17.1, the Contractor, according to its net earnings derived from the Petroleum Operations, is subject to direct taxation on industrial and commercial earnings as established in the General Tax Code.

In accordance with the provisions of article 16.3 and 21.3.1, the Contractor shall not be subject to any payment to the Government for said tax. From the point of view of the tax authorities of the Republic of Côte d’Ivoire, the share of Hydrocarbons that the Contractor is authorised to receive pursuant to the provisions of articles 16.2, 16.3, 21.1.5, 21.2.4 and 21.3.1 is considered to represent the recovery of Petroleum Costs and the net earnings reverting to the Contractor after tax on industrial and commercial income.

17.3. In order to determine the net taxable earnings of the Contractor for a Fiscal Year, the production and income account shall be credited with:

a)	the gross annual revenue of the Contractor reported in its accounting books, from the sale of the quantity of Hydrocarbons it has pursuant to the articles 16.2, 16.3 and 21.3.1.

The Contractor shall endeavour to obtain an export price for the Crude Oil that most closely reflects the international market rate at the time of establishing the price.

b)	all other revenue or proceeds related to the Petroleum Operations, especially including those from:

•	the sale of related substances;

•	the processing, transportation or storage of products for Third Parties at the facilities allocated to the Petroleum Operations.

•
Subject to article 17.7, gains realised at the time of assigning or transferring any assets of the Contractor, or the full or partial assignment of the rights and obligations arising out of this Agreement. Nevertheless, a gain cannot result from any transfer (i) that does not entail an actual payment in cash or kind by the transferee to the transferor or recovery of a liability already booked by the transferor or (ii) that cannot be considered in any way a financial profit;

•	foreign exchange gains realised from the Petroleum Operations.

c)
the value of the share of Hydrocarbons taken by the Government, in accordance with the last section of article 16.3 and the penultimate section of article 21.3.1, in payment of the income tax indicated in article 17.1 for the Fiscal Year in question.

17.4. This same production and income account shall be debited in the amount of all charges required for the needs of the Petroleum Operations for the Fiscal Year in question, the deduction of which is authorised by applicable laws in the Republic of Côte d’Ivoire and the provisions of this Agreement.

The charges that may be deducted from income for the Fiscal Year in question specifically include the following:

a)
Besides the charges explicitly indicated below in this article 17.4, all other Petroleum Costs, including the cost of supplies, personnel and labour expenses, and the cost of services provided to the Contractor for the Petroleum Operations. Nevertheless:

•
the cost of supplies, personnel and services provided by Affiliated Companies shall be deductible insofar as they do not exceed those normally invoiced under free market conditions between an independent buyer and seller for the identical or similar services.

•
fixed asset expenses shall be amortised as of the start of commercial production in the Delimited Region. The amortisation deductible for the Fiscal Year in question shall be equal, at most, to the difference, if positive, between the amount of the Petroleum Costs recovered for the Fiscal Year in question pursuant to article 16.2, and the total of other amounts charged to the production and income account in accordance with this article 17.4.

b)	The overheads related to the Petroleum Operations performed within the context of this Agreement, including in particular:

•	the leasing expenses for movable and immovable property and insurance premiums, and

•
a reasonable share, in relation to the services rendered for the Petroleum Operations performed in the Republic of Côte d’Ivoire, wages and salaries paid to directors and employees residing abroad, and administrative overheads of the central offices of the Contractor and the Affiliated Companies working on its behalf, located abroad, and the indirect expenses incurred by said central offices abroad on their behalf. The overheads paid abroad may not under any circumstances be greater than the limits established in the Accounting Procedure.

c)
The actual amount of interest and commission fees paid to the creditors of the Contractor, within the limits established in the Accounting Procedure. Shareholders and Affiliated Companies shall not be considered as “third parties” pursuant to article 72.3 of the Petroleum Code and, as a result, any advances and loans made to them outside of the Republic of Côte d’Ivoire shall not be submitted for approval by the petroleum administration indicated in said article, but shall be declared to it and, in accordance with the previous section, shall also be subject to the limitations established in the Accounting Procedure.

d)	Losses of equipment or assets resulting from destruction or damage, assets to be waived or abandoned during the year, irrecoverable receivables, compensation paid to Third Parties for damages.

e)
Reasonable and justified provisions established to cover clearly identified subsequent losses or expenses that are likely according to current situations, especially provisions for abandonment costs established pursuant to article 20.8.

f)
Any other losses or charges directly related to the Petroleum Operations, as well as bonuses and amounts paid during the Fiscal Year pursuant to article 19 and articles 30.2, 30.3 and 30.4, with the exception of the amount of direct income tax determined in accordance with the provisions of this article.

g)	The uncleared amount of losses from prior Fiscal Years in accordance with the legislation of the Republic of Côte d’Ivoire.

17.5. The net taxable income of the Contractor shall be equal to the difference, if positive, between the total amounts credited and the total amounts debited to the production and income account. If this amount is negative, it constitutes a loss.

17.6. Within three (3) months following the close of a Fiscal Year, each entity comprising the Contractor shall send the appropriate tax authorities its annual income tax declaration, accompanied by financial statements, as required by current legislation in the Republic of Côte d’Ivoire.

The Government, after examining said annual declaration and ascertaining payment of the tax, shall issue to the Contractor, within a reasonable time period, the tax vouchers and all other documents showing that the Contractor has performed, for the Fiscal Year in question, all of its fiscal obligations in terms of the industrial and commercial income tax as defined in this article. These tax receipts issued in the Contractor’s name will state the amount of tax paid on income and will present the information and related matters in detail.

17.7. Outside of the industrial and commercial income tax as defined in this article and the bonuses indicated in article 19, the Contractor shall be exempt from all national, regional or municipal taxes, duties, levies or contributions of any type imposed on the Petroleum Operations and all related income or, more generally, property, durable goods (including offshore storage vessel), activities or actions of the Contractor (including its establishment and operation for performance of this Agreement).

The agents, subcontractors, suppliers and Affiliated Companies of the Contractor shall also be exempt from all national, regional or municipal taxes, duties, levies or contributions of any type imposed on the Petroleum Operations and all related income, in particular including but not limited to turnover tax, value added taxes (VAT), tax on banking transactions Taxes sur les opérations bancaires, (or TOB), tax on non-commercial income (BNC), tax on credit income (IRC) and on industrial and commercial income (BIC), due on sales or purchases, work performed and services rendered to the Contractor within the context of this Agreement.

Pursuant to the foregoing, the Contractor is presumed to have paid, in the name and on behalf of its agents, subcontractors and suppliers and Affiliated Companies, the taxes described above by allocating to the Government the share of Hydrocarbons due to it pursuant to articles 16.3 and 21.3.2 below; consequently, the benefit of the certificate issued by the Government to the Contractor by virtue of the payment of taxes on the portion of Hydrocarbons attributed to it pursuant to articles 16.3 and 21.3.1 extends to the agents, subcontractors, suppliers and Affiliated Companies of the Contractor.

Shareholders of the entities comprising the Contractor and their Affiliated Companies shall also be exempt from all taxes, duties, levies and contributions for dividends received, credits, loans and related interest, purchases, transportation of Hydrocarbons for export, services rendered and in general, on all income and activities in the Republic of Côte d’Ivoire related to the Petroleum Operations.

In addition to the exemptions provided for under the Petroleum Code, assignments of all types between the companies that are party to this Agreement, themselves or between them and their

Affiliated Companies, as well as any other transfer carried out in accordance with the provisions of article 35, shall be exempt from all duties or taxes due for this purpose. Assignments of all types between the companies that are party to this Agreement and Third Parties shall be subject to payment of fees as defined in article 35.

Pursuant to the provisions of this article and the provisions relative to the customs system, the Contractor shall submit for approval by the Director General of Hydrocarbons a list of subcontractors, suppliers and Affiliated Companies providing goods and services within the context of performance of this Agreement. Such approval shall not be unreasonably withheld and if not approved within forty five (45) days shall be deemed approved. A copy of the approved list shall be forwarded by the Director General of Hydrocarbons to the General Tax Office and also to the General Customs Office. This list shall be subject to revision and periodic amendment as the Agreement is performed.

17.8. As an exception to the foregoing provisions, property taxes shall be due under the conditions of ordinary law on residential property in force in the Republic of Côte d’Ivoire, and the above-mentioned exemptions do not apply to duties, taxes and fees due in exchange for services rendered by Ivoirian government administrations, collectivities and public institutions.

Nevertheless, the tariffs applied in this respect vis-à-vis the Contractor and its contractors, transporters, clients and agents shall remain reasonable in relation to the services rendered and shall correspond to tariffs generally applied for these same services by said government administrations, collectivities and public institutions.

ARTICLE 18: SALES PRICE OF CRUDE OIL

18.1. For the purposes of this Agreement, and especially for application of articles 16.2, 16.6, 17, 22 and 27, the price of the Crude Oil shall be the “Market Price” F.O.B. at the point of Delivery of the Crude Oil, expressed in Dollars per barrel and payable at thirty (30) days from date of Bill of Lading, as determined below for each Calendar Quarter.

A Market Price shall be determined for each type of Crude Oil or blend of Crude Oils.

18.2. The Market Price applicable to Crude Oil lifted during a Calendar Quarter shall be calculated at the end of said Calendar Quarter and shall be equal to the weighted average sales price of Crude Oil from the Delimited Region obtained during said Calendar Quarter by the Contractor and the Government from independent buyers, adjusted to reflect the differences in quality and density as well as the F.O.B. delivery terms and payment terms, provided that the quantities sold in this manner to independent buyers during the Calendar Quarter in question represent at least thirty percent (30%) of the total quantities of Crude Oil from the Delimited Region sold during said Calendar Quarter.

18.3. In the event that these sales to independent buyers are not performed during the Calendar Quarter in question or do not represent at least thirty percent (30%) of the total quantities of Crude Oil from the Delimited Region sold during the course of the said Calendar Quarter, the Market Price shall be determined, for sales of Crude Oils of a quality similar to the Crude Oil of the Delimited Region intended for the same markets as those on which the Ivoirian Crude Oil would normally be sold, based upon prices applied on the international market during this Calendar Quarter between independent buyers and sellers published during this Calendar Quarter in the “Platt’s Oilgram Price Report” or any other document agreed between the Parties, adjusted to take into account any differences in quality, density and transportation as well as the terms of sale and payment.

The government and Contractor shall select these reference Crude Oils at the beginning of each Calendar Year.

18.4. The following transactions shall specifically be excluded from the calculation of the Market Price of Crude Oil:

a)	sales in which the buyer is an Affiliated Company of the seller and the sales between entities comprising the Contractor;

b)	sales on the Ivorian domestic market pursuant to article 27.1, and

c)
sales entailing compensation other than payment in freely convertible currency and sales motivated, in whole or in part, by considerations other than the economic incentives that are usual in sales of Crude Oil on the international market (such as foreign exchange contracts, government to government sales or to governmental agencies).

18.5. Within (10) days following the end of each Calendar Quarter, the Government and the Contractor shall notify each other of the prices obtained for their share of production of Crude Oil from the Delimited Region sold to independent buyers during the Calendar Quarter in question, indicating for each sale the identity of the buyer, the quantities sold, the delivery and payment conditions.

Within twenty (20) days following the end of each Calendar Quarter, the Contractor shall determine, in accordance with the provisions of article 18.2 or article 18.3, whichever relevant, the Market Price applicable to the Calendar Quarter in question, and shall notify the Government of this Market Price, indicating the calculation method and all information used in calculating the Market Price.

Within thirty (30) days following receipt of the notice indicated in previous section, the Government shall verify the accuracy of the calculation of the Market Price and shall notify the Contractor of its acceptance or objections. If the Government fails to notify the Contractor within thirty (30) days, the Market Price indicated in the Contractor’s notice in the previous section shall be deemed to be accepted by the Government.

In the event that the Government notifies objections to the Market Price, the Government and Contractor shall meet within fifteen (15) days following notification from Government to reach a mutual agreement on the Market Price. If the Government and Contractor do not reach an agreement on the Market Price applicable to a given Calendar Quarter within seventy-five (75) days following the end of this Quarter, the Government, or the Contractor, may immediately submit the matter to an expert, appointed in accordance with the following section, to determine the Market Price (including the determination of reference Crude Oils if the Government and Contractor have not determined it). The expert shall determine the price within thirty (30) days after the appointment, and his conclusions shall be final and binding upon the Government and Contractor. The expert shall render a decision in accordance with the provisions of this article.

The expert shall be chosen by agreement between the Government and Contractor or, if an agreement cannot be reached, by the International Centre for Technical Expertise of the International Chamber of Commerce (Chambre de Commerce Internationale or “CCI”) in accordance with its Expertise Regulations, at the request of the Government or the Contractor to do so. The expert’s fees shall be borne by the Contractor and included in the Petroleum Costs.

18.6. In the event that it is necessary to provisionally calculate during a Calendar Quarter the Crude Oil price applicable to quantities lifted during said Calendar Quarter, said price shall be established as follows:

a)
for all sales to independent buyers, the price applicable to this sale shall be the price obtained for the Crude Oil for said sale, adjusted to reflect the F.O.B. terms of delivery and the payment terms at thirty (30) days;

b)
for all quantities lifted other than those quantities sold to independent buyers, the price applicable to this quantity lifted shall be the Market Price in effect in the previous Calendar Quarter or, if this Market Price has not been determined, a price established by mutual agreement between the Government and Contractor or, in the absence thereof, the last known Market Price.

When the Market Price for a Quarter has been definitively determined, any adjustments shall be made within thirty (30) days after the date of determining the Market Price.

ARTICLE 19: SIGNATURE BONUS

19.1. By way of signing bonus, the Contractor, with the exception of PETROCI, shall pay the amount of one million five-hundred thousand Dollars (US$ 1,500,000) to the competent department of the General Tax Direction of the Republic of Côte d’Ivoire, in accordance with articles 1056 and 1057 of the General Tax Code, within thirty (30) days following the Effective Date.

19.2 The payment indicated in article 19.1 is not recoverable and may not under any circumstances be considered as a Petroleum Cost, but shall be taken into consideration in calculating the tax in accordance with article 17.4.f).

ARTICLE 20: OWNERSHIP AND ABANDONMENT OF ASSETS

20.1.    Title to all movable and immovable property acquired by the Contractor within the context of the Petroleum Operations, whether inside or outside of the Delimited Region, shall once per Calendar Year be transferred to the Government when the first of the following events occur:

a)	the recovery by the Contractor of all of the corresponding Petroleum Costs; or

b)	the waiver of any or all of the Delimited Region; or

c)	upon expiration of this Agreement, or

d)	upon termination of this Agreement.

The title shall be transferred free of any pledge or guarantee on the assets being transferred.

The provisions set forth in the first section of this article 20.1 shall not be applicable to assets owned by Third Parties or Affiliated Companies that are leased to the Contractor or made available to it within the context of the Petroleum Operations.

20.2.    Despite the transfer of title referred to in article 20.1, the Contractor will have priority use of the said movable and immovable assets free of charge, within the framework of this Agreement subject to providing upkeep and maintenance in accordance with the Best Industry Practice of the international petroleum industry.

The Contractor may use said assets for the needs of its Petroleum Operations in the Republic of Côte d’Ivoire governed by other agreements by means of the Government billing a leasing fee, which shall not be greater than the fees billed by Third Parties for similar assets.

20.3.    In the event that the assets mentioned in article 20.1 are used as collateral to Third Parties for financing the Petroleum Operations, the title to these assets shall not be transferred to the Government until after the Contractor completely repays the loans guaranteed by them and the guarantees are released. The Parties agree that collateral on loans contracted for financing the Petroleum Operations, before being implemented, must first be approved by the Government.

20.4.     The transfer of title to the assets shall be documented in reports signed by the Government and the Contractor. The Contractor shall, every Calendar Year perform an inventory and appraisal of the movable and immovable property owned by the Government to the extent the same is required for insurance purposes.

20.5.    If, upon waiver of the Delimited Region by the Contractor, the expiry or termination of this Agreement, the Government decides to not pursue the Petroleum Operations or to not retain the assets transferred to it in accordance with article 20.1, it shall notify the Contractor within no more than one hundred twenty (120) days following the date of written notification to the Government by the Contractor of its decision to waive the Delimited Region. In this case, the Contractor shall then be responsible for performing the abandonment work in accordance with the Best Industry Practice of the international petroleum industry and to remove the facilities, at its expense, corresponding to the abandoned zone that the Government decides to not accept.

20.6.    The Contractor is responsible for dismantling and removing the facilities it erected or constructed within the context of its Petroleum Operations. For this purpose, it shall finance the costs related to the abandonment, and shall also remediate the site, in accordance with current pertinent legislation of the Republic of the Cote d’Ivoire and the Best Industry Practice of the international petroleum industry.

20.7.    The development and production plan submitted to the Government by the Contractor in accordance with article 11.3.3 shall include a comprehensive abandonment plan (the “Abandonment Plan”) relative to all developments and facilities in the Production Perimeter required by the Contractor as well as a remediation plan for the sites related to its Petroleum Operations.

Said Abandonment Plan shall be updated within the context of the Annual Work Programs and Budget in accordance with article 5, taking into account operational developments and changes in Best Industry Practice of the international petroleum industry.

20.8.    In order to finance the cost of the abandonment work, an escrow account shall be established and funded by the Contractor during the production period of the Field, from the time production begins in the Field in question. This escrow account shall be opened and held in a first class bank in the Republic of Côte d’Ivoire designated by the Contractor and approved by the Government.

As of the month of January following the date of the start in production in the Delimited Region, the Contractor shall deposit, each Calendar Quarter, a provision in the interest-bearing escrow account opened in the name of the Parties.

This escrow account, intended to cover the cost for abandoning the site, shall be jointly managed by the Government and the Operator, and funds may only be withdrawn, in the Parties’ mutual agreement, exclusively to finance site abandonment activities approved by the Government.

Furthermore, the Government shall co-sign with the Contractor all requests to withdraw funds from the escrow account.

20.9. The total amount to be deposited in the escrow account shall be equal to the abandonment costs included in the approved development and production plan.

20.10.     If the Delimited Region includes more than one Production Perimeter, the amount of the provision shall be subsequently increased in order to reflect the cost of fixed assets for the development of all of the Production Perimeters. Likewise, the total amount shall be adjusted each Calendar Year to reflect the new estimated abandonment costs in accordance with the Work Programme and Budget as approved by the Government.

20.11.    The Contractor’s annual contribution to the escrow account, hereinafter referred to as “CACS,” for a given Calendar Year shall be calculated by means of the following formula:

CACS = (MGP - MCPV) PT/VRR     where:
MGP is the total amount of the provision established in accordance with articles 20.9 and 20.10 for the given Calendar Year.
MCPV represents the cumulative amount of provisions deposited by the Contractor in the escrow account during prior Calendar Years (taking into account interest and other amounts accruing on deposits in the account),
PT is the Total Production for the Calendar Year in question in the Annual Work Program and the approved Budget, in accordance with article 5.
VRR is the estimated volume of remaining recoverable reserves in the Delimited Region that may be produced during the remaining term of the Agreement.

20.12. For each Calendar Year, and no later than the fifteenth (15th) day of each Calendar Quarter, the Contractor shall deposit in the escrow account twenty-five percent (25%) of the CACS for that Calendar Year.

20.13. The contributions paid by the Contractor in the escrow account shall be recoverable Petroleum Costs in accordance with articles 16 and 21 of this Agreement.

20.14. All interest or expenses of any type incurred, or other income generated in relation to the escrow account shall be held in said account.

20.15. In the event that the cumulative amount of the escrow account is insufficient to perform the abandonment operations in the Delimited Region, the Contractor shall be required to satisfy the additional charges and expenses necessary to complete said operations within the term specified in the Abandonment Plan.

In the event that the amount of the escrow account is greater than the actual cost for abandoning the site, the balance in this account shall be shared in accordance with the last quantities lifted in accordance with the provisions of article 16.3 or of article 21.3.1, as the case may be.

20.16.     If the Government decides that some or all of the facilities are to be returned to it upon expiration of the Agreement for any reason whatsoever, the balance of the escrow account will be transferred in whole or in part, after the financing of the total or partial abandonment, this partial abandonment having to be performed in accordance with the specific elements detailed in the Abandonment Plan, that is required of the Contractor, to the Government which will assume full responsibility for the abandonment of the asset thus delivered.

20.17. The temporary or permanent well abandonment programs shall be submitted at the same time as the drilling programs for said wells. The well abandonment work shall be supervised by the Government, at the expense and under the responsibility of the Operator. The results of the well abandonment work shall be submitted to the Government representative and approved by the latter or its representatives.

Save for the provisions under articles 20.1, 20.5 and 20.16, at the end of the Petroleum Operations, the Contractor shall perform the definitive abandonment work for all wells and all facilities related to the Petroleum Operations.

ARTICLE 21: NATURAL GAS

21.1. Non-associated Natural Gas

21.1.1. In the event of a discovery of Non-associated Natural Gas, the Contractor shall enter into discussions with the Government in order to determine whether the appraisal and production of said discovery is potentially commercial.

21.1.2. If the Contractor, after the above-mentioned discussions, believes that the appraisal of the Non-Associated Natural Gas discovery is justified, it shall undertake the appraisal work program for said discovery, in accordance with the provisions of article 11.

The Contractor shall be entitled, in order to evaluate the commerciability of the Non-Associated Natural Gas discovery, if it so requests at least thirty (30) days before expiration of the third exploration period indicated in article 3.3, to be granted an exclusive appraisal permit in relation to the Appraisal Perimeter of the above-mentioned discovery, for a duration of four (4) years.

Furthermore, the Contractor shall evaluate the possible outlets for the Non-Associated Natural Gas from the discovery in question, both on the local market and for export, as well as the means necessary for sale, and the Parties shall consider the possibility of jointly selling their shares of production in the event that the discovery of Non-Associated Natural Gas is not otherwise commercially producible. For this purpose, a Natural Gas advisory committee shall be established by the Parties to ensure, if appropriate, that it is coordinated and implemented.

21.1.3. After the appraisal work provided for in article 21.1.2, in the event that the Contractor decides to develop and produce this Non-Associated Natural Gas, the Contractor before the end of the appraisal period, shall submit an exclusive production permit application that the Government shall grant under the conditions set forth in article 12.1.

The Contractor shall then have the right and obligation to proceed with development and production of this Non-Associated Natural Gas in accordance with the approved development plan as set forth in article 11.3, and the provisions of this Agreement applicable to Crude Oil shall apply mutatis mutandis to the Non-Associated Natural Gas, subject to the special provisions set forth in article 21.1.

21.1.4. If the Contractor believes that the appraisal of the Non-Associated Natural Gas discovery in question is not justified, the Contractor shall abandon its rights to the area surrounding said discovery, upon expiration of the exclusive exploration permit.

If the Contractor, after the appraisal work, provided for in article 21.1.2 believes that the Non-Associated Natural Gas discovery is not commercial, the Contractor shall abandon its rights to the area surrounding said discovery, either upon expiration of the exclusive exploration permit or upon expiration of the exclusive appraisal permit relative to said discovery, if the same is after the former, unless said area is included in an exclusive production permit prior to this date.

In each case, the Contractor shall lose all rights to the Non-Associated Natural Gas that may be produced from said discovery, and the Government may then perform all appraisal, development, production, processing, transport and marketing work relating to this discovery, or have such work performed, without any consideration given to the Contractor, provided, however, that it does not jeopardise performance of the Petroleum Operations of the Contractor.

If, after the appraisal work performed on a discovery, the Contractor believes that the Non-Associated Natural Gas Field is potentially commercial, but the current commercial outlets do not allow profitable production of said Field, the Contractor may:

a)
either request the Government to hold this Field for a period of five (5) years to allow it to research sufficient outlets for profitable production of said Field; this period may be renewed provided that the Contractor justifies its efforts to achieve this objective. After this period ends, the Contractor shall abandon all of its rights to the area surrounding the discovery;

b)	or immediately abandon its rights to the area surrounding the discovery.

21.1.5. In order to recover the Petroleum Costs related to the Non-Associated Natural Gas, the Contractor may take, free of charge each Calendar Year, a portion of the production of Non-Associated Natural Gas that under no circumstances may exceed eighty-five percent (85%) of the Total Production of Non-Associated Natural Gas of the Delimited Region, or only a lesser percentage that would be necessary and sufficient to recover the Petroleum Costs related to the Non-Associated Natural Gas actually incurred and paid.

If, during a Calendar Year, the Petroleum Costs not yet recovered by the Contractor pursuant to the provisions of this article exceed the equivalent of eighty-five percent (85%) of value of the Total Production of Non-Associated Natural Gas from the Delimited Region, calculated as indicated above, the balance of the Petroleum Costs that cannot be recovered in the Calendar Year in question shall be carried forward to the subsequent Calendar Year(s) until recovery in full of the Petroleum Costs.

The Contactor will benefit from a twenty per cent (20%) investment credit applied to Development Expenditures actually incurred as part of the execution of the development plan(s) approved by the Government including subsequent amendments submitted by the Contractor and approved by the Government even if these Development Expenditures are made after the start of production ("Investment Credit"). The Investment Credit will be applied annually at a single time on the relevant Development Expenditures, will not be capitalizable, and will be added to the Development Expenditures that the Contractor will be entitled to recover in respect of the Petroleum Costs in accordance with this article 21.1.5

21.2. Associated Natural Gas

21.2.1. In the event of a commercial discovery of Crude Oil, the Contractor shall specify in the report indicated in article 11.3.3 whether the production of Associated Natural Gas (after processing said Associated Natural Gas in order to separate the Hydrocarbons that may be considered as Crude Oil pursuant to articles 16.2 and 16.3) is likely to exceed the quantities necessary for the needs of the Petroleum Operations relating to the production of Crude Oil (including the reinjection operations), and whether it believes that this surplus is likely to be produced in commercial quantities.

In the event that the Contractor has notified the Government of such surplus, the Parties shall jointly evaluate the possible outlets for this surplus Associated Natural Gas, both on the local market and for export (including the possibility of jointly selling their shares of production of this surplus Associated Natural Gas in the event that this surplus is not otherwise commercially producible), as well as the means necessary for sale.

In the event that the Parties agree that the development of the surplus Associated Natural Gas is justified, or in the event that the Contractor wants to develop and produce this surplus for export, the Contractor shall indicate, in the development and production program indicated in article 11.3.3, the additional facilities necessary for the development and production of this surplus and an estimate of the related costs.

The Contractor shall then be entitled to proceed with development and production of this surplus Associated Natural Gas in accordance with the development and production program approved by the Government under the conditions set forth in article 11.3.6, and the provisions of the Agreement applicable to Crude Oil shall apply mutatis mutandis to the surplus Associated Natural Gas, subject to the special provisions set forth in article 21.3.

A similar procedure shall be applicable if the sale or the marketing of the Associated Natural Gas is decided mutually by the Parties during production of the Field.

21.2.2. In the event that the Contractor does not consider the production of the surplus Natural Gas to be justified and if the Government, at any time, wishes to use it, the Government shall notify the Contractor to this effect, in which case:

a)
The Contractor shall make available to the Government, free of charge, at the exit of the Crude Oil and Natural Gas separation facilities, some or all of the surplus Associated Natural Gas that the Government wants to lift;

b)
The Government shall be responsible for collection, processing, compression and transportation of this surplus, from the above-mentioned separation facilities, and shall bear all additional related costs, and

c)
The construction of the facilities necessary for the operations indicated in section b) above, as well as lifting of this surplus by the Government, shall be performed in accordance with the Best Industry Practice in the international petroleum industry and in such a way so as to not disturb production, lifting and transportation of Crude Oil by the Contractor.

21.2.3. Any surplus Associated Natural Gas that is not used within the context of articles 21.2.1 and 21.2.2, shall be reinjected by the Contractor. Nevertheless, the Contractor shall be entitled to burn said gas in accordance with the Best Industry Practice in the international petroleum industry, provided that the Contractor provides the Government with a report showing that this Associated Natural Gas cannot be economically used to improve the recovery rate of Crude Oil by reinjection according to the provisions of article 15.6, and that the Government approves said burning, which approval shall not be refused without a valid reason.

Notwithstanding the above, where the circumstances so require, due to an emergency that may affect the safety of the facilities and persons, and after all remedies provided for by the Best Industry Practice in the international petroleum industry, the Contractor may flare the produced Natural Gas and, as soon as possible, inform the Government. The Contractor shall then remedy the emergency situation and stop flaring the Natural Gas as soon as possible, in accordance with the Best Industry Practice in the international petroleum industry.

21.2.4. In order to recover the Petroleum Costs related to the Associated Natural Gas, the Contractor may take, free of charge each Calendar Year, a portion of the production of Associated Natural Gas that under no circumstances may exceed seventy-five (75%) of the Total Production of Associated Natural Gas from the Delimited Region, or only a lesser percentage that would be necessary and sufficient to recover the Petroleum Costs related to the Associated Natural Gas actually incurred and paid.

If, during a Calendar Year, the Petroleum Costs not yet recovered by the Contractor pursuant to the provisions of this article exceed the equivalent value of seventy-five percent (75%) of the Total Production of Associated Natural Gas from the Delimited Region, calculated as indicated above, the balance of the Petroleum Costs that cannot be recovered in the Calendar Year in question shall be carried forward to the subsequent Calendar Year(s) until recovery in full of the Petroleum Costs.

The Contactor will benefit from a twenty per cent (20%) investment credit applied to Development Expenditures actually incurred as part of the execution of the development plan(s) approved by the Government including subsequent amendments submitted by the Contractor and approved by the Government even if these Development Expenditures are made after the start of production ("Investment Credit"). The Investment Credit will be applied annually at a single time on the relevant Development Expenditures, will not be capitalizable, and will be added to the Development Expenses that the Contractor will be entitled to recover in respect of the Petroleum Costs in accordance with this article 21.2.4.

21.3. Provisions common to Associated Natural Gas and Non-Associated Natural Gas.

21.3.1. The quantity of Natural Gas from the Delimited Region remaining during each Calendar Year after the Contractor has taken - from the Total Production of Natural Gas - the portion necessary in order to recover the Petroleum Costs in accordance with the provisions of article 21.1.5 and 21.2.4 hereinafter referred to as “Remaining Production,” shall be shared between the Government and the Contractor for each portion as follows:

Portions of Total Daily Production (million cubic feet per day, MMCFD)	State’s Share of the Remaining Production	Contractor’s Share of the Remaining Production
0 to 100 MMCFD	28%	72%
101 to 250 MMCFD	33%	67%
251 to 500 MMCFD	38%	62%
Over 500 MMCFD	43%	57%

For application of this article 21.3, the Total Daily Production of Natural Gas shall be the average rate of the Total Daily Production of Natural Gas measured at the place stated in the approved development plan, by using the measuring tools and procedures in accordance with Best Industry Practice in the international petroleum industry, during the month in question from which, if applicable, the volume of Natural Gas that is required for the Petroleum Operations will be subtracted.

Thus, for a given Total Daily Production, the Contractor shall take the portion necessary for recovery of the Petroleum Costs in each portion of Total Daily Production of Natural Gas defined in the table above before sharing the Remaining Production between the Government and the Contractor according to the rates agreed as above.

For purposes of applying the tax legislation of the Republic of Côte d’Ivoire, the quantity of Natural Gas that the Government shall receive during the course of each Calendar Year, pursuant to article 21.3.1, shall include the portion necessary to pay all tax(es) of the Contractor in the Republic of Côte d’Ivoire that may be imposed on its income. The Government agrees to pay on this portion all income tax(es) in the name and on behalf of the Contractor, and to send the Contractor the official vouchers for these payments as set forth in article 17.6. In order to determine the value of said portion necessary for payment of income tax, the Government shall use the sales price defined in article 21.3.7. The share of Crude Oil made available to the Government representing income tax shall be determined separately and specified in accordance with the provisions of this article.

However, notwithstanding the above, it is agreed that each entity constituting the Contractor may choose to pay directly in cash the tax on its industrial and commercial profits for any given Fiscal Year.
In this case, the tax will be paid by the entity concerned in instalments:
- simultaneously to the payments to be made by PETROCI where PETROCI is responsible for selling the Government share in the Remaining Production; or
- within forty-five (45) days running from the date the Government removed its part in the Remaining Production, in the event that the Government chooses to receive all of its share in kind.

The instalment amounts to be paid, as stated above, will each be equal to the counter value based on the selling price defined in article 21.3.7 below, of the portion the Government received as its share in the Remaining Production, for the payment of the entity concerned.

As soon as the entity in question has paid the required instalment as a result of the above, the Government shall remit to that entity, in compensation, an amount identical to the aforementioned portion that the Government has previously received.

At the end of the Fiscal Year, where the instalment amounts the entity has paid for the Fiscal Year in question is higher or lower than the amount of the tax actually due, an appropriate adjustment will be made either by the entity settling the balance, or by the entity paying the equivalent amount to the Government. No adjustment will occur at the end of the Agreement.

21.3.2. The Government may receive its share of production defined in articles 21.1.5 and 21.2.4, either in cash or kind, in accordance with the provisions in article 21.3.3 and 21.3.4, with the understanding that for budget purposes, fifteen percent (15%) of this share of production shall be allocated to the State’s Fonds d’Actions Pétrolières [Petroleum Share Fund] and shall not entail any additional charge for the Contractor.

21.3.3. If the Government wants to receive any or all of its share of production defined in article 21.3.1 in kind, the Government shall advise the Contractor to this effect in writing at least three (3) months before the start of each Calendar Quarter, specifying the exact quantity it wishes to receive in kind during said year.

For this purpose, the Contractor shall not sign any commitment to sell the Government’s share of production with a term longer than one (1) year without the Government’s written consent.

21.3.4. If the Government wishes to receive any or all of its share of production defined in article 21.3.1 in cash or if the Government has not notified the Contractor of its decision to receive its share of production in kind in accordance with article 21.3.3, the Contractor is required to sell the Government’s share of production and to pay it, within thirty (30) days after receipt of payment, the amount equal to the quantity corresponding to the Government’s share of production multiplied by the sales price defined in article 21.3.7 less the charges incurred by such operation.

21.3.5.    In order to encourage the production of Natural Gas, the Government may allow the Contractor special advantages when duly justified, especially with regard to the recovery of Petroleum Costs, production sharing, the bonuses and PETROCI’s participating interest, provided that each of these special advantages relates to the production of Natural Gas.

21.3.6.    The Contractor shall be entitled to sell its share of production of Natural Gas, in accordance with the provisions of this Agreement. It shall also be entitled to separate liquids of all Natural Gas produced, and to transport, store, and sell on the local market or for export its share of the separated liquid Hydrocarbons, which shall be considered as Crude Oil for the purposes of sharing between the Parties according to article 16.

21.3.7.    For the purposes of this Agreement, the price of the Natural Gas, expressed in Dollars per million BTUs, shall be equal to the actual price determined in the Natural Gas sales agreements, said sales specifically excluding:

a)	sales in which the buyer is an Affiliated Company of the seller as well as sales between entities comprising the Contractor, and

b)
sales entailing compensation other than payment in freely convertible currency and sales motivated, in whole or in part, by considerations other than economic incentives that are usual in sales of Natural Gas.

For the sales indicated in sections a) and b) above, the price of the Natural Gas shall be determined by mutual agreement between the Government and the Contractor, or between the Contractor and a Third Party based upon the market price at the time of said sales of a substitute fuel for Natural Gas.

21.3.8. In the event that the Contractor wishes to separate from the Natural Gas some or all of the liquid Hydrocarbons according to procedures it determines, the Natural Gas shall be measured after the Contractor separates the liquid Hydrocarbons from the Natural Gas.

ARTICLE 22: PETROCI’S PARTICIPATING INTEREST

22.1. As a result of work previously performed in the Delimited Region, PETROCI, as of the Effective Date, is associated with the entities comprising the Contractor, to share in the Petroleum Operations, at a rate of ten percent (10%) (hereinafter referred to as “Initial Participating Interest”).

PETROCI, pursuant to and pro rata to its Participating Interest, benefits from the same rights and is subject to the same obligations as those of the Contractor defined in this Agreement, subject to the provisions of this article.

22.2. Within the context of the policy of promoting the petroleum industry in the Republic of Côte d’Ivoire defined by the Government, PETROCI shall have the option to increase, within a Production Perimeter, the rate of its participating interest, in accordance with the following provisions:

a)	PETROCI shall be entitled to obtain an additional participating interest (hereinafter referred to as “Additional Participating Interest”) of two percent (2%) which the Operator cannot refuse.

b)
Within four (4) months from the date of granting an exclusive production permit, PETROCI shall notify the other entities comprising the Contractor of its desire to exercise its option to increase its Participating Interest relative to the related Production Perimeter, specifying the percentage of its Additional Participating Interest for said Production Perimeter. If it does not make said notification within four (4) months, PETROCI’s participating interest for this Production Perimeter shall remain the same as its Initial Participating Interest.

c)	The Additional Participating Interest shall become effective, for the Production Perimeter in question, from the date of notification indicated in article 22.2.b) above.

d)
Upon receipt of the written notification from PETROCI, all of the entities comprising the Contractor other than PETROCI shall transfer to PETROCI, immediately and jointly, each pro rata to its Participating Interest at that time, a percentage of their participating interest in the Production Perimeter in question, the total of which shall be equal to the percentage of the Additional Participating Interest of PETROCI.

e)	As of the date of its Additional Participating Interest, or in the absence of the notification indicated in article 22.2.b), PETROCI:

•
shall participate, pro rata to its Additional Participating Interest, in the Petroleum Costs relating to the corresponding Production Perimeter, with regard to the relevant exclusive production permit;

•
If the permit in question is the first exclusive production permit, as indicated in article 22.2.g) PETROCI shall reimburse the other entities comprising the Contractor the percentage of its Additional Participating Interest in the Petroleum Costs not yet recovered, incurred from the Effective Date up to the date of notification of its Additional Participating Interest, and

•
For each subsequent exclusive production permit, as indicated in article 22.2.g), PETROCI shall reimburse the other entities comprising the Contractor the percentage of its Additional Participating Interest in the Petroleum Costs relating to the new Production Perimeter not yet recovered, incurred from the date of notification of the Additional Participating Interest relating to the previous exclusive production permit up to the date of notification of the Additional Participating Interest for the new exclusive production permit.

f)
Taking into account the previous work already undertaken in the Delimited Region, PETROCI’s Initial Participating Interest shall entail for PETROCI, throughout the duration of this Agreement, neither the financing nor the reimbursement of its share of the Petroleum Costs, which Petroleum Costs are borne and recoverable by the other entities comprising the Contractor, in accordance with articles 16.2, 21.1.5 and 21.2.4, each pro rata to its Participating Interest.

Furthermore, PETROCI’s Additional Participating Interest shall entail for PETROCI neither a share nor reimbursement pro rata to its Additional Participating Interest of the expenses and costs related to carrying its Initial Participating Interest.

g)	As indicated in article 22.2.e) PETROCI shall reimburse the other entities comprising the Contractor the amounts due for its Participating Interest, as follows, at PETROCI’s option:

•
either within six (6) months from the date of notification of the increase in its Participating Interest, by payments in Dollars or through payments in Crude Oil appraised in accordance with the provisions of article 18;

•
or in kind, by way of withholding, by the other entities constituting the Contractor, taking a portion of PETROCI’s share of Hydrocarbons under Articles 16.3 and 21.3, at a rate of fifty percent (50%) of said share, the value of this portion being calculated in accordance with the provisions of article 18, until the value of these withholdings taken is equal to the remaining balance due plus interest as indicated below. The balance of the remaining amount due upon expiration of the period of six (6) months as indicated above shall accrue interest, from this date until the date of reimbursement, at the annual LIBOR (London Interbank Offered Rate) for Dollar deposits at six (6) months as published electronically by ICE Benchmark Administration Limited for the last business day prior to the date of payment plus one percentage (1) point, compounded annually.

In the event that PETROCI sells all or part of its interest arising from its Additional Participation to a company other than a State-controlled company or body, subject to the association agreement between the entities constituting the Contractor, in accordance with Article 22.3.e), the above reimbursement will be made in Dollars, within the three (3) months following the actual completion of the sale.

22.3.

a) PETROCI shall not be required to contribute, pro rata to its Initial Participating Interest or Additional Participating Interest, to the payment of the bonus defined in article 19 and the budgets defined in article 30, which are payable in full by the other entities comprising the Contractor.

a)
The association of PETROCI with the Contractor may not under any circumstances cancel or affect the rights of the other entities comprising the Contractor to use the arbitration clause set forth in article 32, which is not applicable to disputes between the Government and PETROCI but only to disputes between the Government and the other entities comprising the Contractor.

b)PETROCI, on the one hand, and the other entities comprising the Contractor, on the other hand, shall not be jointly and severally liable for the obligations derived from this Agreement, as set forth in article 34. PETROCI shall be individually liable with respect to the Government for its obligations pursuant to this Agreement.

c)Any failure by PETROCI to perform any of its obligations shall not be considered as a breach by the other entities comprising the Contractor, and may not under any circumstances be used by the Government to terminate this Agreement, in accordance with article 37.4, or to initiate the procedure set forth in article 37.3.

d)PETROCI may at any time assign to a company of its choice, controlled by the State, any or all of the rights and obligations derived from the Additional Participating Interest indicated in this article.

22.4.    The conditions for PETROCI’s Participating Interest and the relations between the entities comprising the Contractor are determined in a Partnership Agreement that shall become effective as of the Effective Date.

ARTICLE 23: FOREIGN EXCHANGE CONTROL

23.1.     The Contractor shall be subject to the foreign exchange control regulations of the Republic of Côte d’Ivoire, subject to the provisions of this article.

23.2.    The Contractor shall be entitled to retain abroad all currencies from the export sales of Hydrocarbons allocated to it by this Agreement, or transfers, as well as its own equity, loan proceeds and, in general all assets it acquires abroad, and to freely dispose of these foreign currencies or assets to the extent that they exceed the needs of its operations in the Republic of Côte d’Ivoire.

23.3.    No restriction shall be imposed on loans abroad and the importation of funds by the Contractor intended for the performance of the Petroleum Operations.

23.4.    The Contractor shall be entitled to purchase Ivoirian currency with foreign currencies, and to freely convert to the foreign currencies of its choice all funds it holds in the Republic of

Côte d’Ivoire that exceed its local needs, at exchange rates that shall not be less favourable than those generally applicable to any other buyer or seller of foreign currencies.

23.5. The Contractor shall be entitled to pay directly abroad its suppliers not domiciled in the Republic of Côte d'Ivoire for goods and services that are necessary to perform the Petroleum Operations.

23.6. The provisions of this article 23 apply to the Contractors' subcontractors incorporated abroad as well as their expatriate employees.

23.7. The expatriate employees of the Contractor, or any of its agents, contractors and subcontractors shall be entitled to freely send abroad a portion of their salaries paid in the Republic of Côte d'Ivoire and any investment income earned on these salaries.

ARTICLE 24: CURRENCY UNIT USED FOR BOOKKEEPING

24.1. The accounting records and books relating to this Agreement shall be kept in French and denominated in Dollars. These accounts shall be used in order to determine the amount of Petroleum Costs, gross income, production expenses, net earnings and for preparation of the income declarations of the Contractor; they shall also include the accounts of the Contractor showing the sales of Hydrocarbons pursuant to this Agreement.

For information purposes, the accounts and balance sheets shall also be kept in CFA francs.

24.2. Whenever it is necessary to convert to Dollars the expenses and income denominated in another currency, the exchange rages used shall be equal to the arithmetic average of the daily closing purchase and sale rate for said currency during the month in which the expenses were paid and the income received provided that if the Contractor actually buys or sells a currency using another currency, the Contractor will use the effective exchange rate for the accounting records and books.

In the event of official devaluation or revaluation during a given month, two (2) arithmetic averages shall be applied, the first calculated based upon daily closing purchase and sale rate for the period from the first day of the month up to and including the day of such devaluation or revaluation, the second calculated based upon daily closing purchase and sale rate for the period from the day of such devaluation or revaluation, not inclusive, up to the last day of the month in question.

The exchange rate to be applied for the devaluations indicated in this article shall be the rates published on the Paris exchange market or, in the absence thereof, the rates published by Citibank N.A., New York.

24.3. The original accounting records and books indicated in article 24.1 shall be kept in the Republic of Côte d’Ivoire.

The accounting records and books shall be justified by detailed receipts for revenues and Petroleum Costs.

ARTICLE 25: ACCOUNTING METHOD AND VERIFICATIONS

25.1. The Contractor shall maintain its accounting records and books in accordance with current legislation applicable in the Republic of Côte d’Ivoire and the provisions of the Accounting Procedure indicated in appendix 2 attached hereto, which is an integral part of this Agreement.

25.2. The Government, after informing the Contractor in writing with notice of thirty (30) days, shall be entitled to inspect, examine and verify, through its own agents or by experts of its choice, the accounting records and books related to the Petroleum Operations, and shall have a term of four (4) Calendar Years following the end of each Calendar Year to perform the inspections, examinations or verifications for said Calendar Year and to submit to the Contractor its objections regarding all contradictions or errors detected during the inspections, examinations or verifications.

If the Government fails to submit a claim within the four (4) Calendar Years indicated above, no objection or claim from the Government for the Calendar Year in question shall be allowed.

25.3. At the end of the audit, the Government shall notify the Contractor of the preliminary audit report which shall mention all the points that do not comply with the Agreement. The Contractor then has fifty (50) days from the date of the Government’s notice to provide the necessary supporting documents for the preliminary audit reportand, if necessary, the Contractor may obtain additional time that will not exceed thirty (30) days.

At the end of this process, the factors that do not comply with the Agreement and that are retained in the final audit report, will be the subject to accounting adjustments by the Contractor or rectifications, adjustments, or modifications by the Contractor.

ARTICLE 26: IMPORT AND EXPORT

26.1. a) The Contractor shall, in accordance with article 17.7, be entitled to import into the Republic of Côte d’Ivoire, on its behalf and on behalf of its subcontractors, all technical equipment, materials, equipment, machines and tools, devices, automotive vehicles, aircraft, spare parts and consumables, office and computer supplies and equipment, goods and supplies, necessary for the Petroleum Operations.

b)The Contractor shall also be entitled to import into the Republic of Côte d’Ivoire, on its behalf and on behalf of its subcontractors, the furnishings, clothing, household appliances and personal effects of all foreign employees and their family members, assigned to work in the Republic of Côte d’Ivoire on behalf of the Contractor or its subcontractors.

c)Nevertheless, the Contractor and its subcontractors agree to only import the goods indicated in article 26.1.a) insofar as said are not available in the Republic of Côte d’Ivoire at similar quantity, quality, price, payment terms and conditions, subject to special technical requirements or urgency presented by the Contractor, its agents, contractors or its subcontractors.

d)The Contractor, its agents, contractors and subcontractors, shall be entitled to re-export from the Republic of Côte d’Ivoire, free of all duties and taxes, at any time, all items imported according to articles 26.1 a) and 26.1 b) that are no longer necessary for the Petroleum Operations in accordance with the provisions of article 20.

26.2. All of the imports indicated in article 26.1 that the Contractor, its agents, contractors and subcontractors, their foreign employees and their family members are entitled to perform in one or more shipments to the Republic of Côte d’Ivoire, shall be fully exempt from all duties and taxes payable at entry.

The applicable administrative formalities, accordingly, shall be those of the following systems:

a)Exceptional temporary admission system, suspending all entry duties and taxes for the materials, equipment, machines and tools, automotive vehicles, goods and supplies necessary for proper performance of the Petroleum Operations, throughout the duration of use in the Republic of Côte d’Ivoire, including the continental shelf, with the understanding that for the materials, equipment, machines and tools, automotive vehicles, goods and supplies consumed during the Petroleum Operations or left on site, clearance of the Exceptional temporary admission shall be automatic upon a simple quarterly declaration and without paying duties and taxes.

In the event of duly justified urgency, the materials, equipment, machines and tools, automotive vehicles, goods and supplies shall be made available to users upon their arrival in the Republic of Côte d’Ivoire, with the administrative formalities relating to their admission being performed thereafter, as soon as possible.

b)Bunkering regime, for consumable products and goods, fuels and lubricants used offshore, especially on vessels, aircraft and oil exploration and production equipment.

c)Duty-free admission according to current legislation in the Republic of Côte d’Ivoire, for furnishings, clothing, household appliances and personal effects.

26.3. Articles other than those indicated in article 26.1 shall be subject to the ordinary laws of the Republic of Côte d’Ivoire.

26.4. The Contractor, its agents, contractors and subcontractors shall be entitled to sell in the Republic of Côte d’Ivoire, subject to notifying the Government in advance of their intent to sell and subject to the provisions of article 20, all equipment, materials, machines and tools, devices, automotive vehicles, spare parts and consumables, office and computer supplies and equipment, goods and supplies that they imported if they are considered to be surplus or are no longer necessary for the Petroleum Operations. In this case, the seller shall be required to pay all applicable duties and taxes as of the date of the transaction and to perform all formalities required by current legislation in the Republic of Côte d’Ivoire.

The Government shall have the preferential right to purchase all of the items listed above at prices and conditions equal to those accepted by Third Parties. This right shall be exercised within a term not exceeding the term accepted by said Third Parties for executing the purchase.

26.5. The Contractor, its clients and their shippers, throughout the term of validity of this Agreement, shall be entitled to freely export, at the point of export selected for this purpose, free of all duties and taxes payable at exit, at any time, the portion of Hydrocarbons to which the Contractor is entitled by virtue of the provisions in articles 16 and 21 of this Agreement.

26.6. All imports and exports made pursuant to this Agreement shall be subject to the formalities and documentation required by the customs authorities, but shall not entail any payment of entry or exit duties and taxes, subject to the provisions of article 26.3, according to the regime for which the Contractor is eligible pursuant to the provisions of this Agreement.

ARTICLE 27: MAKING CRUDE OIL PRODUCTION AVAILABLE TO MEET NATIONAL DEMAND

27.1. Each Calendar Year, up to a total of ten percent (10%) of the share of Crude Oil production corresponding to the Contractor pursuant to the articles 16.2 and 16.3, shall be sold to PETROCI by the Contractor in order to meet the demand of the domestic market of the Republic of Côte d’Ivoire. Similarly, the Contractor will sell to PETROCI a total of up to ten percent (10%) of the Contractor's share of Natural Gas production under Articles 21.1.5, 21.2.4 and 21.3.1 to meet the needs of Republic of Côte d'Ivoire’s internal market.

The contribution of the Contractor shall be proportional to its share of production, as defined in articles 16.2, 16.3, 21.1.5, 21.2.4 and 21.3.1, in relation to the total production of Crude Oil and Natural Gas in the Republic of Côte d’Ivoire.

The quantity of Crude Oil and Natural Gas that the Contractor shall be required to sell to PETROCI shall be notified to it by PETROCI at least three (3) months before the start of each Calendar Quarter.

27.2. The price of the Crude Oil sold to PETROCI under article 27.1 to meet the demand of the domestic market shall be equal to seventy-five percent (75%) of the Market Price defined in article 18.

The price of the Natural Gas sold to PETROCI under article 27.1 to meet the demand of the domestic market shall be equal to seventy-five percent (75%) of the Market Price defined in article 21.3.7.

The twenty-five percent (25%) allowance on the price of the Crude Oil and that of the Natural Gas sold to PETROCI to meet domestic demand shall be deemed to be Petroleum Costs and recoverable in accordance with article 16.2, 21.1.5 and 21.2.4.

27.3. The price of this Crude Oil and Natural Gas shall be payable to the Contractor, in CFA francs, two (2) months after receipt of the invoice, unless otherwise agreed between the Parties.

For the purpose of converting the Dollars into CFA francs, PETROCI will use the exchange rate specified according to the procedure provided in article 24.2.

ARTICLE 28: TRANSFER OF TITLE TO THE HYDROCARBONS AND LIFTING

28.1. The transfer of title and risks to the share of production of Hydrocarbons corresponding to each Party shall occur at the Point Of Delivery of the Natural Gas or at the Point of Transfer of the Crude Oil.

The Contractor shall not become the owner of the Hydrocarbons before this Point of Transfer of the Natural Gas or Crude Oil but it shall contract all insurance necessary in order to cover any damage, loss or liability that may occur before the Point of Transfer of the Natural Gas or Crude Oil caused by the Contractor, its agents and its subcontractors.

28.2. The Government and the Contractor shall have the right and obligation, subject to the provisions of articles 16, 21 and 27.1, to lift and control the share of Hydrocarbons corresponding to it pursuant to this Agreement.

This share shall be lifted on as regular a basis as possible, with the understanding that each of the Parties, within reasonable limits, shall be authorised to lift more (overlift) or less (underlift) than its share of Hydrocarbons produced and not lifted on the day of lifting, provided that this overlift or underlift does not affect the rights of the other Parties and that it is compatible with the production rates and storage capacity.

In establishing the order of lifting, priority shall be given to the Party with the greatest quantity of Hydrocarbons produced and not lifted at a given time.

The Parties shall periodically meet to establish a provisional lifting program based upon the principles described above, taking into account the wishes of the Parties with regard to the dates and quantities of their liftings, insofar as their wishes are compatible with these principles.

Before the start of production in the Delimited Region, the Parties shall enter into a lifting agreement consistent with the principles expressed in this article.

ARTICLE 29: PROTECTION OF RIGHTS

29.1 The Contractor shall take all reasonable measures necessary to perform its obligations pursuant to this Agreement. It shall be held liable in accordance with the applicable laws and regulations of the Republic of Côte d’Ivoire with respect to any damage or loss which the Contractor, its employees, contractors, subcontractors or agents and their employees may cause to Third Parties, to the property or rights of other persons, due to or as a result of the Petroleum Operations.

29.2. The Government shall take all reasonable measures to facilitate the implementation by the Contractor of the objectives of this Agreement and protect the Contractor, the Contractor’s assets and operations, and its employees and subcontractors in the Republic of Côte d’Ivoire.

29.3. Upon a duly justified request from the Contractor, the Government shall prohibit the construction of residential or commercial buildings near the facilities that the Contractor may declare to be hazardous as a result of its operations. It shall take the necessary precautions to prohibit mooring near pipelines submerged under river crossings, and to prohibit all interference with the use of any other facility necessary for the Petroleum Operations, both onshore and offshore.

29.4. The Contractor shall carry, and ensure that its contractors and subcontractors carry, for the Petroleum Operations, all insurance in the type and amounts in customary use in the international petroleum industry, especially third party liability insurance and insurance covering damage to the property, facilities, equipment and materials, notwithstanding other insurance that may be required according to Ivoirian legislation.

The Contractor shall provide the Government with proof of carrying the insurance indicated above. The insurance must be contracted from highly regarded insurance companies.

29.5. In the event that the Government may be held liable due to or as a result of the Petroleum Operations, the Contractor shall indemnify and hold the Government harmless from any claim, loss or damage whatsoever caused by or as a result of the Petroleum Operations to the extent that it is finally determined pursuant to applicable law, provided that said claims, losses or damage are not due in whole or in part to an action by the Government.

ARTICLE 30: PERSONNEL, TRAINING, EQUIPMENT AND SOCIAL WORK

30.1. The Contractor, for performing the Petroleum Operations, shall give priority to employing domestic labour from the Republic of Côte d’Ivoire, in accordance with the provisions after this article 30.1.

Non-Ivorian directors, technicians, engineers, accountants, geologists, geophysicists, scientists, chemists, drillers, foremen, mechanics, skilled labourers, secretaries and supervisors may only be hired by the Contractor outside of the Republic of Côte d’Ivoire if Ivoirian specialists with the same qualifications cannot be hired within the country or abroad, transferred from PETROCI or the petroleum administration.

Within ninety (90) days of the granting of an exclusive production permit, the Contractor shall submit a plan for the “Ivoirization” of its personnel to the Government for approval, and which shall be financed by the Contractor once approved.

For this purpose, the Contractor shall employ at least seventy percent (70%) of Ivoirian personnel no later than the anniversary date of the start of commercial production, at least eighty (80%) three (3) years after the start of commercial production, and at least ninety (90%) five (5) years after the start of commercial production.

If one of these objectives is not met, the Government may require the Contractor, excluding PETROCI, to establish a training program in order to achieve the targets stipulated above. Said training program shall be allocated an annual amount of not less than five hundred thousand Dollars (US$ 500,000), not recoverable as Petroleum Costs, and shall be submitted to the Government for approval.

30.2. Furthermore, the Contractor, excluding PETROCI, as of the Effective Date, shall fund a training program for the Ivoirian nationals. Said program shall cover all of the Petroleum Operations, from exploration through production, especially including but not limited to preparatory studies for the installation and performance of work (such as the geophysical campaign, drilling, production tests, development of a field) and the negotiation of contracts.

For the purposes of this article 30.2, “Ivorian nationals” means the Ivorian administration personnel in charge of hydrocarbons, the scholarship students of the ministry that is responsible for Hydrocarbons and PETROCI personnel.

For this purpose, the Contractor, excluding PETROCI, shall pay the Government a minimum annual training budget of:

a)	one-hundred and fifty thousand Dollars (US$150,000) in the exploration period and

b)	six-hundred thousand Dollars (US$ 600,000) in the production period.

No more than fifteen percent (15%) of the training budget shall be allocated to the executive management responsible for Hydrocarbons and the cabinet office of the ministry that is responsible for Hydrocarbons, for the participation by their staff in domestic or international conferences, seminars and missions (as well as their participation in their organisation) and for the carrying out of studies, in relation to the missions of the ministry that is responsible for Hydrocarbons.

30.3. The Contractor, except for PETROCI, agrees to pay the Government an annual budget for performing social works such as the construction of health care infrastructure (medical clinics, dispensaries, hospitals, health care centres, medical equipment or materials, etc.), educational infrastructure and social initiatives, for a minimum amount of:

a)	one-hundred and fifty thousand Dollars (US$150,000) in the exploration period and

b)	six-hundred thousand Dollars (US$ 600,000) in the production period.

30.4. The Contractor, except for PETROCI, also agrees to pay the Government an annual budget for the purchase, by the Government, of equipment, material, consumables and services, in a minimum annual amount of:

a)	one-hundred and fifty thousand Dollars (US$150,000) in the exploration period and

b)	six-hundred thousand Dollars (US$ 600,000) in the production period.

The annual equipment budget is aimed primarily at petroleum administration equipment and that of the ministry responsible for Hydrocarbons.

No more than fifteen percent (15%) of the training budget shall be allocated to the executive management responsible for Hydrocarbons and the cabinet office of the ministry that is responsible for Hydrocarbons, for the participation by their staff in domestic or international conferences, seminars and missions (as well as their participation in their organisation) and for the carrying out of studies, in relation to the missions of the ministry that is responsible for Hydrocarbons.

30.5. For the purposes of applying articles 30.2, 30.3 and 30.4, the Operator shall fund, from the first two weeks of each Calendar Year and for the first exploration period, no later than two (2) months after the date this Agreement is signed, the annual training, social welfare and equipment budgets, upon the Government Representative’s written request including the details of the financing or expenses. The three (3) training, equipment and social welfare budgets are due in full for each Contractual Year including the years in which this Agreement was signed and terminated.

The training expenses and those related to social works and equipment and materials borne by the Contractor, other than PETROCI, will be treated as recoverable Petroleum Costs.

The unused annual training, equipment and social works budgets are carried forward to the next Calendar Year. At the end of each exploration period, the Operator shall, following instructions from the Government, transfer all the balances of the budgets to accounts designated for this purpose.

30.6 Foreign personnel employed by the Contractor, its agents and its subcontractors for the Petroleum Operations shall be authorised to enter the Republic of Côte d’Ivoire. The Government shall facilitate issuance of the administrative documents necessary for said personnel and their family members to enter and stay in the Republic of Côte d’Ivoire.

30.7. All employees required for conducting the Petroleum Operations shall be under the authority of the Contractor or its agents, contractors and subcontractors, in their capacity as employers. Their work, number of hours, wages, and all other conditions of their employment shall be determined by the Contractor or its agents, contractors and subcontractors, in accordance with legislation in force in the Republic of Côte d’Ivoire and the Best Industry Practice in the international petroleum industry. The Contractor, however, shall be free to select and assign its personnel, subject to the provisions of article 30.1.

ARTICLE 31: ACTIVITY REPORTS RELATED TO EXCLUSIVE PRODUCTION PERMITS

31.1. The provisions of article 11 shall apply, mutatis mutandis, to exclusive production permits. Furthermore, the following periodic activity reports shall be provided to the Government for each Field:

a) daily production reports, and

b) monthly reports indicating the quantities of Hydrocarbons produced and sold during the past month and the information on these sales in accordance with article 18.5.

Unless the Contractor consents in writing, the information on a Production Perimeter, with the exception of activity statistics, shall, in accordance with article 8.4 above, be considered by the Parties to be confidential throughout the duration of this Agreement.

31.2. The Contractor shall notify the Government as soon as possible of any significant damage of any type to the oil fields or facilities, and shall take all reasonable measures necessary to resolve it and make the necessary repairs.

31.3. As of the date of granting an exclusive production permit, the annual reports indicated in article 8.2 shall also contain the following:

a)	information on all development and production operations performed during the past Calendar Year, including the quantities of Hydrocarbons produced and sold, if applicable;

b)	information on all transportation operations and sales, as well as the location of the principal facilities constructed by the Contractor, if applicable, and

c)	a statement indicating the number of employees and operations, with their qualifications, nationality, their given name and surnames, their number and employment start date.

ARTICLE 32: ARBITRATION

32.1. In the event of a dispute between the Government and the Contractor regarding or arising from this Agreement, the Parties shall endeavour to resolve this dispute amicably.

If, within ninety (90) days from the date of notification from one Party to the other of the dispute, the Parties are unable to resolve the dispute, it shall be submitted, at the request of the first Party to do so, to an arbitration procedure made up of three (3) arbitrators, in accordance with the applicable Arbitration Rules of the ICC.

No arbitrator shall be a national of the countries of origin of the Parties.

32.2. The place of arbitration shall be Paris (France). The language used in the proceedings shall be French, and the applicable law shall be Ivoirian law and in accordance with Best Industry Practice.

The award issued by the arbitral tribunal shall be definitive, binding upon the Parties and immediately enforceable.

The Parties formally and without reservation waive any right to attack such award, to impede its recognition and its execution by any means whatsoever.

32.3. The arbitration expenses shall be paid by the Parties according to ICC rules.

Performance by the Parties of their obligations arising out of this Agreement shall not be suspended during the period of arbitration.

32.4. The parties agree that this article will remain effective after the end of this Agreement.

ARTICLE 33: FORCE MAJEURE

33.1. No delay or failure by one Party in performing any of the obligations arising out of this Agreement shall be considered as a breach of said Agreement if this delay or failure is due to an event of Force Majeure.

33.2. In accordance with the terms of this Agreement, “Force Majeure” means any unforeseeable, unavoidable event that is beyond the control of a Party, which impedes, delays or prevents that Party from fulfilling its obligations under this Agreement and includes but is not limited to earthquakes, floods, accidents, strikes, lock-outs, riots, delays in obtaining rights of way, insurrections, civil disorder, sabotage, acts of war or circumstances attributable to war, acts of terrorism or any other cause beyond its control, similar to or different than those mentioned above.

In the event of a conflict in interpretation or an event of Force Majeure not listed above, the term “Force Majeure” shall be interpreted as closely as possible according to the principles and practices in the international petroleum industry, as well as the law of the Agreement.

If, following an event of Force Majeure, the performance of any of the obligations of this Agreement is deferred, the duration of the resulting delay, extended by the time that may be necessary to overcome the Force Majeure and to resume the Petroleum Operations, shall be added to the term indicated in this Agreement for performing said obligation, and the exclusive exploration,appraisal or production permits shall be protected accordingly with respect to the region affected by the Force Majeure.

33.3. When one Party believes that it is prevented from performing any of its obligations due to an event of Force Majeure, it must immediately notify the other Party, specifying the information such as to establish the Force Majeure, and shall take, in agreement with the other Party, all useful, necessary and reasonable steps to allow it to resume normal performance of the obligations affected upon cessation of the event constituting Force Majeure.

The obligations other than those affected by the Force Majeure shall continue to be performed in accordance with the provisions of this Agreement.

33.4. If a situation of Force Majeure continues for a period of twelve (12) months from the date of notice in accordance with article 33.3, the Contractor may, upon at least ninety (90) days written notice to the Government, terminate the Agreement.

ARTICLE 34: JOINT AND SEVERAL OBLIGATIONS AND WARRANTIES

34.1. All clauses, conditions and provisions of this Agreement shall be mandatory for the Parties and their respective successors and assigns. This Agreement constitutes the entire agreement between the Parties and no prior communication, promise or agreement, whether verbal or written, between the Parties relative to the subject of this Agreement may be invoked in order to amend the clauses hereof.

The Government certifies and warrants that there is no other agreement in effect concerning the petroleum rights of the Delimited Region, that it shall correctly and faithfully discharge its obligations, and this Agreement shall not be cancelled, amended or changed without the approval of the Parties.

34.2. Save for the contrary provisions in article 22.3.c), when the Contractor is composed of several entities, the obligations and liability of such entities by virtue of this Agreement shall be joint and several, it being understood that the Contractor shall not be jointly and severally liable for the income tax set forth in article 17.

34.3. The entities constituting the Contractor, its parent company or Affiliated Companies specficially BP Explorating Operating Company and Kosmos Energy Operating shall submit to the Government, for approval, within sixty (60) days running from the Effective Date an undertaking guaranteeing proper performance under the terms of the proper performance undertaking contained in Appendix 4.

ARTICLE 35: ASSIGNMENT RIGHTS

35.1. Subject to the written consent of the Government, which shall not be unreasonably withheld, with the exception of the provisions of article 22.3.e), the rights and obligations arising out of this Agreement may be assigned by any of the entities comprising the Contractor, in whole or in part, to Third Parties with a well-established technical and financial reputation.

The said Third Party assignees shall, together with the other entities that constitute the Contractor be jointly and severally liable for the obligations arising out of this Agreement.
The conditions for all assignments and for joint and several ownership shall be approved in advance by the Government.

If, within sixty (60) days following notification to the Government of a planned assignment, accompanied by all related information, and a draft of the assignment instrument, it has not notified its decision, this assignment shall be deemed to be approved by the Government.

As of the date of approval of an assignment, the assignee shall be bound by the terms and conditions of this Agreement, and in the event of full assignment, the assignor will no longer be bound by the terms and conditions of this Agreement.
Every assignment of rights or interests to Third Parties is subject to the payment of a transfer fee that is set in accordance with the law in force in the Republic of Côte d’Ivoire.

The fees that are fixed for this purpose, in accordance with article 17.7, will be borne by the assignee who must pay them within thirty (30) days following the date on which the transfer was approved.

35.2. Save for the provisions in article 22.3.e), the joint and several rights and obligations arising out of this Agreement may be freely assigned at any time, in whole or in part, by any of the entities comprising the Contractor to one or more Affiliated Companies, or to the other entities comprising the Contractor.

The Contractor shall notify the Government of said assignments before the effective date thereof and, if applicable, the provisions of article 34.2 shall be applicable.

35.3. The assignments made in violation of the provisions of this article are null and void.

ARTICLE 36: APPLICABLE LAW AND STABILITY OF CONDITIONS

36.1. The laws and regulations in effect in the Republic of Côte d’Ivoire and Best Industry Practice shall be applicable at all times to the Contractor, this Agreement and the operations it covers.

36.2. This Agreement is entered into by the Parties in accordance with the laws and regulations in effect at the time of execution and in relation to the provisions of said laws and regulations, especially with regard to its economic, tax and financial provisions.

As a result, in the event that (i) subsequent laws and regulations modify the provisions of laws and regulations in effect at the time of executing this Agreement or (ii) there is a change in the interpretation or application of any law, decree or regulation in the Republic of Côte d’Ivoire by a judicial, arbitral or administrative authority, and such modifications or changes entail a material change in the respective economic situation of Parties according to the current provisions of said Agreement, the Parties shall use their best endeavours to reach in good faith an agreement to change such provisions as necessary so as to re-establish the economic equilibrium of the Agreement as established at the time of execution of this Agreement. This provision applies mutatis mutandis to any case involving an international binding instrument applicable in the Republic of Côte d’Ivoire.

If, despite their efforts, the Parties cannot reach an agreement, the provisions of article 32 above may be applied.

36.3. The Parties agree that (i) the Petroleum Code establishes a special regime for oil companies and (ii) the Contractor may conduct the Petroleum Operations in accordance with Article 8 of the Petroleum Code.

ARTICLE 37: PERFORMANCE OF THE AGREEMENT

37.1. The Parties agree to cooperate in all manners possible in order to achieve the objectives of this Agreement.

For this purpose, a coordination committee (“Coordination Committee”) composed of the Government, PETROCI and the Operator will be set up. This Coordination Committee will meet at least one (1) time during the Calendar Year and whenever necessary upon the justified request by one (1) of its members. The proposed agenda must accompany this request.

The Coordination Committee shall be chaired by the Government.

The Coordination Committee shall be a framework for information of the Government, by the Operator on the budgets, programs and performance of work and contractual obligations in the Delimited Region.

The Government shall facilitate the performance of activities by the Contractor by granting it all permits, licenses and rights necessary to perform the Petroleum Operations, and by making available to it all appropriate services and facilities, so that the Parties may get the most profit out of genuine cooperation. Nevertheless, the Contractor is required to comply with applicable procedures and formalities of the appropriate government departments.

37.2. All notifications or other communications referring to this Agreement shall be made in writing and shall be addressed to an authorised representative of the Party in question at the principal place of business in the Republic of Côte d’Ivoire of said Party by:

a) prepaid registered letter,
b) cable or telegram
c) telex or fax with acknowledgement of receipt, or
d) hand delivery with signed receipt.

Notifications shall be considered to be made on the date of receipt by the addressee.

37.3. If the Government believes that the Contractor has breached any of its obligations under this Agreement, it shall notify the Contractor to this effect in writing and the Contractor shall have sixty (60) days to remedy or submit the issue to arbitration in accordance with the provisions of article 32 of this Agreement.

37.4. Breach by the Contractor with regard to observing the provisions of this Agreement may result in termination of this Agreement by the Government, after notifying Contractor in accordance with the provisions of article 37.3, with the understanding that such termination shall not be declared if the Contractor has begun to remedy the breach after notifying the Government of the measures taken for this purpose or if the issue is submitted to arbitration in accordance with the provisions of article 32.

In the event of bankruptcy entailing liquidation of one of the entities comprising the Contractor, the rights of said entity pursuant to this Agreement shall immediately lapse and the other entities comprising the Contractor may assume the percentage of said entity’s share in accordance with the joint venture agreement, and its obligations pursuant to this Agreement. In the event that the entity in liquidation is the Operator, the Government may terminate this Agreement if the new Operator appointed by the other entities which compose the Contractor does not fulfil the technical and financial capacities.
The termination of this Agreement shall not release the Contractor from its obligations created before or at the time of the termination.

37.5. The terms and conditions of this Agreement may only be amended if done in writing and by mutual agreement between the Parties.

37.6. Unless otherwise arranged or decided in writing, the Government will be represented by the Director General of Hydrocarbons in accordance with the terms of this Agreement. In this regard, the Director General of Hydrocarbons shall give, in the name and on behalf of the Government, all consents that may be necessary or appropriate for performance of the Agreement and will receive all notices on behalf of the Government under this Agreement. The Director General of Hydrocarbons shall also provide all reasonable assistance to the Contractor with respect to its activities in the Republic of Côte d’Ivoire.

37.7. The headings appearing in this Agreement were inserted for ease of reading and reference and in no way define, limit or describe the scope or purpose of the Agreement or any of its clauses.

37.8. Appendices 1, 2, 3, 4 and 5 attached hereto are an integral part of this Agreement.

37.9. Any waiver by the Government of the performance of an obligation of the Contractor shall be made in writing and signed by the representative of the Government, and no waiver may be considered as implicit if the Government waives asserting any of the rights conferred to it by this Agreement.

ARTICLE 38: EFFECTIVE DATE

After being signed by the Parties, this Agreement shall become effective. The date of signature is designated as the Effective Date, thereby making said Agreement binding upon the Parties.

IN WITNESS WHEREOF, the Parties signed this Agreement in 7 (seven) originals.

Done in Abidjan, this 21 December 2017 (“Effective Date”)

FOR THE REPUBLIC OF COTE D’IVOIRE

The Secretary of State with the Prime Minister, responsible for State Budget and Portfolio	The Minister of Economy and Finance	The Minister of Petroleum, Energy and the Development of Renewable Energy

/s/ Moussa Sanogo	/s/ Adama Kone	/s/ Thierry Tanoh

Moussa SANOGO	Adama KONE	Thierry TANOH

FOR THE CONTRACTOR

PETROCI HOLDING	KOSMOS	BP

/s/ Ibrahima Diaby	/s/ Brian F. Maxted	/s/ Andrew Mcauslan

Dr. Ibrahima DIABY	Brian F. MAXTED	Andrew MCAUSLAN

Director General	Chief Exploration Officer	Head of Business Development

APPENDIX 1

Attached to and forming an integral part of this Agreement by and between the Republic of Côte d’Ivoire and the Contractor.

1.1 DELIMITED REGION

As of the Effective Date, the Delimited Region, referred to as Block CI-603 is composed of the area within the perimeter formed by the points 96G, 98GI’, 14I, 14J and 14H indicated on the attached map.

The geographical coordinates of these points are as follows, in relation to the Greenwich meridian:

Point	Longitude (W)	Latitude (N)
96G	5°32’27,8300’’	4°15’47,0000’’
98GI’	5°02’24,8800’’	4°19’39,7100’’
14I	4°58’34,9600’’	4°20’38,6400’’
14J	4°58’34,9600’’	3°30’00,0000’’
14H	5°32’27,8300’’	3°30’00,0000’’

The topographical reference system is CLARKE 1880 ellipsoid and the datum is Abidjan 1987.

The area of the Delimited Region defined above is considered to be equal to approximately five thousand five hundred forty-two decimal ninety-four (5,542.94 km2) square kilometres.

1.2 MAP OF THE DELIMITED REGION

APPENDIX 2

Attached to and forming an integral part of this Agreement by and between the Republic of Côte d’Ivoire and the Contractor.

ACCOUNTING PROCEDURE

Article 1. GENERAL PROVISIONS

1.1.    Purpose
This Accounting Procedure shall be followed and observed in performing the obligations under the Agreement to which this Appendix is attached.

1.2.    Accounts and statements
The accounting records and books of the Contractor shall comply with legislation, and be kept according to the General Business Accounting Plan in effect in the Republic of Côte d’Ivoire.

Nevertheless, the Contractor may apply the accounting rules and procedures in practice in the international petroleum industry to the extent that they are not contrary to the above-mentioned legislation and plans.

In accordance with the provisions of article 24 of the Agreement, the accounts, books and records shall be kept in French and denominated in Dollars. These accounts shall be used specifically in order to determine the amount of Petroleum Costs, the recovery of said costs, the production sharing, as well as for filing the income declarations of the Contractor. For information purposes, the accounts and balance sheets shall also be kept in CFA francs.

The Contractor shall record all activity related to the Petroleum Operations in separate accounts from those related to any other activities that may be performed in the Republic of Côte d’Ivoire.

All accounts, books, records and statements, as well as the supporting documents for expenses incurred, such as invoices and service contracts, shall be retained in the Republic of Côte d’Ivoire so that they may be produced if so requested by the appropriate Ivoirian authorities.

1.3.    Interpretation
Unless otherwise provided in this Accounting Procedure, the definitions of the terms appearing in this Appendix 2 shall be the same as the corresponding terms appearing in the Agreement.

In the event of a conflict between the provisions of this Accounting Procedure and the Agreement, the Agreement shall prevail.

1.4. Modifications
The provisions of this Accounting Procedure may be amended by mutual agreement of the Parties.

1.5. Definitions
The terms used in this Accounting Procedure are defined as follows:

a)
Development Expenses means all costs and expenses borne and paid by the Contractor for performing the Petroleum Operations relative to a Production Perimeter excluding Production Expenses and Financial Expenses

b)	Appraisal Expenses means all costs and expenses borne and paid by the Contractor for performing the Petroleum Operations relative to an Appraisal Perimeter.

c)
Production Expenses are all costs and expenses borne and paid by the Contractor for producing and maintaining the wells, equipment and related facilities relative to a Field from the start of production of said Field. The Production Expenses shall also include all costs and expenses borne and paid by the Contractor for producing and maintaining the pipelines, generators, warehouses, pools and other facilities that the Contractor acquires, builds or installs in accordance with the provisions of article 7.2. of the Agreement for performing the Petroleum Operations.

d)
Exploration expenses means all costs and expenses borne and paid by the Contractor for performing the Petroleum Operations (especially including the costs and expenses indicated in article 2.2.13 of this Accounting Procedure), excluding Appraisal Expenses,

Development Expenses, Production Expenses, Financial Expenses, Overheads in the Republic of Côte d’Ivoire and Overheads Abroad.

e)	Financial Expenses means the interest and fees indicated in article 2.2.10 of this Accounting Procedure.

f)	Overheads in the Republic of Côte d’Ivoire means the costs and expenses indicated in article 2.2.2 of this Accounting Procedure.

g)	Overheads Abroad means the costs and expenses indicated in article 2.2.3 of this Accounting Procedure.

Article 2. PETROLEUM COSTS

2.1. Petroleum Costs Account
The Contractor shall keep a “Petroleum Costs Account” to record in detail the expenses incurred and effectively paid by the Contractor in relation to the Petroleum Operations performed pursuant to this Agreement, which shall be recoverable in accordance with the provisions of articles 16 and 21 of the Agreement. Recovery of the Petroleum Costs will be on the basis of the expenses incurred and effectively paid.

In particular, this Petroleum Costs Account shall separately indicate, by Appraisal Perimeter or Production Perimeter, if applicable, the following expenses:

a)	the Exploration Expenses;

b)	the Appraisal Expenses;

c)	the Development Expenses;

d)	the Production Expenses;

e)	the Financial Expenses;

f)	the Overheads in the Republic of Côte d’Ivoire;

g)	the Overheads abroad;

h)	the abandonment reserve funds:

i)	national needs, and

j)	training, equipment and social works expenses.

The Petroleum Costs Account shall allow, among others, the following to be identified at any time:

a)	the total amount of Petroleum Costs since the Effective Date;

b)	the total amount of Petroleum Costs recovered;

c)	the total amount credited to the Petroleum Costs Account pursuant to article 2.4.b) of this Accounting Procedure, and

d)	the total amount of Petroleum Costs still to be recovered.

For the purposes of application of articles 16 and 21 of the Agreement, the Petroleum Costs shall be recovered according to the following order of priority:

a)	production expenses of a Field incurred and effectively paid from the start date of regular production;

b)	financial expenses, and

c)	other Petroleum Costs.

Furthermore, in each of the categories indicated above, the costs shall be recovered in the order in which they are incurred and effectively paid.

Notwithstanding any provisions to the contrary in this Accounting Procedure, the intent of the Parties is to not duplicate any credit or debit in the accounts maintained pursuant to the Agreement.

2.2. Debits posted to the Petroleum Costs Account
The following expenses and charges shall be posted as debits in the Petroleum Costs Account:

2.2.1. Personnel Expenses
All payments made to cover the salaries and wages of the employees of the Contractor directly assigned in the Republic of Côte d’Ivoire, on a temporary or permanent basis, to the Petroleum Operations performed pursuant to this Agreement, including statutory and welfare costs and all additional charges or expenses set forth in individual or collective agreements or according to the internal administrative regulations of the Contractor.

2.2.2. Overheads in the Republic of Côte d’Ivoire
Fees and salaries of personnel of the Contractor working in the Republic of Côte d’Ivoire on the Petroleum Operations whose work time is not directly assigned to the programs, as well as the costs of maintaining and operating a general and administrative office and auxiliary offices in the Republic of Côte d’Ivoire necessary for the Petroleum Operations.

2.2.3. Overheads abroad
The Contractor shall add a reasonable amount for overhead paid abroad, related to performing the Petroleum Operations by the Contractor and its Affiliated Companies, such amounts representative of the estimated cost of services performed for said Petroleum Operations and corresponding to actual services performed abroad by the Contractor or its Affiliated Companies.

Overheads abroad includes part of the salaries and wages paid to staff residing abroad as well as a portion of general administrative costs for central services located abroad.

The amounts allocated shall be provisional amounts determined based upon the experience of the Contractor, and shall be adjusted annually according to the actual costs borne by the Contractor.

Nevertheless, the overheads paid abroad shall only be allocated within the following limits:

a)	before granting an exclusive production permit: five percent (5%) of the expenses allocated to the Petroleum Costs Account excluding overhead for the Calendar Year in question;

b)
as of the time of granting the first exclusive production permit: three percent (3%) of the expenses allocated to the Petroleum Costs Account excluding bonuses and overhead for the Calendar Year in question.

2.2.4. Buildings
Expenses for construction, maintenance and related costs, as well as rent paid for all offices, homes, warehouses and other types of buildings, including housing and recreation centres for employees, and the cost of equipment, furnishings, fittings and supplies necessary to use these buildings as required for the needs of the Petroleum Operations.

2.2.5. Materials, Equipment and rent
Costs of equipment, materials, machines, articles, supplies and facilities purchased or supplied for use in the Petroleum Operations, as well as rent or compensation paid or incurred for the use of all equipment and facilities necessary for the Petroleum Operations, including the facilities exclusively owned by the Contractor.

2.2.6. Transportation
Transportation of personnel, equipment, materials and supplies, within the Republic of Côte d’Ivoire and between the Republic of Côte d’Ivoire and other countries, necessary for the Petroleum Operations.

The personnel transportation costs include the expenses for transferring employees and their family, paid by the Contractor, in accordance with the policy established by the Contractor.

2.2.7. Services Rendered
Expenses for services rendered by subcontractors, consultants, expert advisors and public utilities, as well as all costs related to services rendered by the Government or any other authorities of the Republic of Côte d’Ivoire.

The expenses for services rendered by Affiliated Companies, provided that these costs do not exceed those that would normally be charged by independent companies for the same or similar service taking into account the quality and availability of those services.

2.2.8. Insurance and claims
Premiums paid for insurance that must normally be carried for the Petroleum Operations which must be performed by the Contractor pursuant to the Agreement, as well as all expenses incurred and paid to settle all losses, claims, compensation and other expenses, including those for legal services not recovered by the insurance carrier and those derived from court decisions.
If after approval by the Government no insurance is carried, all expenses paid by the Contractor to settle all losses, claims, compensation, legal judgments and other expenses.

2.2.9. Legal expenses
All expenses relative to conducting, examining and settling disputes or claims arising from the Petroleum Operations, or those necessary for defending or recovering assets acquired in performing the Petroleum Operations, especially including discovery or investigation fees, court fees and amounts paid to settle or resolve such disputes or claims.
If such measures must be conducted by Contractor's legal personnel, reasonable remuneration will be included in the Petroleum Costs, which shall not exceed the cost of the same or similar service normally performed by an independent company.

2.2.10 Financial expenses
All interest and fees the Contractor pays in respect of loans contracted from Third Parties and advances obtained from Affiliated Companies, to the extent that such loans and advances are allocated solely to the financing of a Field’s Development Expenses, and do not exceed seventy-five percent (75%) of the total amount of these Development Expenses.

These loans and advances shall be submitted for administration approval under the conditions provided in article 72.3 of the Petroleum Code, except as otherwise provided in article 17.4.c) of this Agreement.

Where the financing has been provided by Affiliated Companies, the eligible interest rates must not exceed the rates normally used in the international financial markets for similar loans.

2.2.11. National needs
The discount of twenty-five percent (25%) conceded to PETROCI on sales of Crude Oil and Natural Gas to meet national needs in accordance with article 27.2 of the Contract.

2.2.12. Training expenses, social services and provision of equipment and materials
All expenses and costs incurred under article 30 of this Agreement.

2.2.13. Other expenses
All expenses borne and paid by the Contractor for the necessary and correct performance of the Petroleum Operations within the context of the Annual Work Programs and approved Budgets, with the exception of expenses covered and paid by the foregoing provisions in this article and the expenses excluded from the Petroleum Costs.

These other expenses include, in particular, foreign exchange losses actually incurred by the Contractor in performing the Petroleum Operations.

2.3. Expenses not attributable to the Petroleum Costs Account
The expenses that are not related to performing the Petroleum Operations, and the expenses excluded according the provisions of the Agreement or this Accounting Procedure and by the Petroleum Code and its implementing decree, are not attributable to the Petroleum Costs Account and thus are not recoverable.

These expenses notably include:

a)	the expenses relative to the period prior to the Effective Date save for the provisions in article 16.7;

b)	all expenses relative to the Operations performed beyond the Point of Delivery, such as transportation and marketing expenses;

c)
the financial expenses relative to financing the Petroleum Exploration Operations, and those relative to the portion of financing the Development Expenses exceeding seventy-five percent (75%) of the total amount of the Development Expenses;

d)	the bonuses defined in article 19 of this Agreement.

e)	foreign exchange losses other than those indicated in article 2.2.13 of this Accounting Procedure.

Furthermore, the charges indicated in articles 17.4.d), and 17.4.g) of this Agreement, although deductible from net profits for purposes of the industrial and commercial income tax, cannot be chargeable to the Petroleum Costs Account due to how they are defined.

2.4. Credits posted to the Petroleum Costs Account
The following revenue and income shall specifically be credited to the Petroleum Costs Account:

a)	revenue derived from selling the quantity of Hydrocarbons available to the Contractor, in accordance with articles 16 and 21 of this Agreement, for recovery of the Petroleum Costs;

b)	all other revenue or income related to the Petroleum Operations, especially those derived from:

•	the sale of related substances;

•
all services rendered to Third Parties using the facilities allocated to the Petroleum Operations, especially the processing, transportation and storage of products for Third Parties in these facilities;

•	the transfer of assets of the Contractor, and the transfer of some or all of the rights and obligations of the Contractor according to article 35 of this Agreement;

•	foreign exchange gains actually realised by the Contractor in performing the Petroleum Operations.

Article 3.     BASIS FOR CHARGING THE COST OF SERVICES, MATERIALS AND EQUIPMENT USED IN THE PETROLEUM OPERATIONS.

3.1. Rendering technical services
A reasonable fee shall be charged for technical services rendered by the Contractor or its Affiliated Companies for the Petroleum Operations performed pursuant to the Agreement, such as analyses of gas, water, core bores and all other tests and analyses, provided that such costs do not exceed those normally charged for similar services by independent technical service companies and laboratories, taking into account the quality and availability of those services.

3.2. Purchase of materials and equipment
The materials and equipment purchased from Third Parties that are necessary for the Petroleum Operations performed within the context of the Agreement shall be charged to the Petroleum Costs Account at the “Net Cost” borne by the Contractor.

The “Net Cost” shall include the cost of purchasing materials and equipment and items such as taxes, customs agent fees, transportation, loading and unloading expenses and licensing fees, relative to the supply of materials and equipment, as well as transit losses not recovered through insurance.

3.3.     Use of equipment and facilities owned exclusively by the Contractor
The equipment and facilities owned by the Contractor and used for the Petroleum Operations shall be charged to the Petroleum Costs Account at a lease rate that shall be sufficient to cover the maintenance, repairs, depreciation and services provided to the Petroleum Operations, provided that such costs do not exceed those normally charged by Third Parties in the Republic of the Republic of Côte d’Ivoire for similar services and taking into account the quality and availability of those services.

3.4. Valuation of equipment
Any equipment transferred to the Republic of Côte d’Ivoire from the warehouses of the Contractor or any of the entities comprising the Contractor or their Affiliated Companies shall be valued as follows:

a)	New equipment
New equipment (condition “A”) is new equipment that has never been used: one hundred percent (100%) of the current market price, which corresponds to the price that would normally be invoiced under free market conditions between an independent buyer and seller for similar supplies.

b)	Equipment in good condition
Used equipment in good condition (condition “B”) is equipment in good condition that is still usable for its initial intended purpose, without repairs: seventy-five percent (75%) of the price of new equipment.

c)	Other used equipment
Other used equipment (condition “C”) is equipment that is still usable for its initial intended purpose, after repair and reconditioning, fifty percent (50%) of the price of new equipment.

d)	Equipment in poor condition
Equipment in poor condition (condition “D”) is equipment that is no longer usable for its initial intended purpose, but only for other services: twenty-five percent (25%) of the price of new equipment.

e)	Scrap and waste
Scrap and waste (condition “E”) is equipment that cannot be used or repaired: current price for scrap.

3.5. Materials and equipment transferred by the Contractor
The materials and equipment acquired by all of the entities comprising the Contractor shall be valued based upon the conditions defined in article 3.4 of this Accounting Procedure.

The materials and equipment acquired by any of the entities comprising the Contractor, or by Third Parties, shall be valued based upon sales price obtained, which shall not under any circumstances be less than the price determined according to the conditions defined in article 3.4 of this Accounting Procedure.

The corresponding amounts shall be credited to the Petroleum Costs Account.

Article 4. INVENTORIES

4.1. Frequency
The Contractor shall keep a permanent inventory of quantities and values of all assets used for the Petroleum Operations and, at reasonable intervals, shall carry out physical inventories as required by the Parties in accordance with the Best Industry Practice in the international petroleum industry.

4.2. Notification

A written notification of the intent to take inventory shall be sent by the Contractor at least ninety (90) days before the start of said inventory, so that the Government and the entities comprising the Contractor may be represented, at their expense, during inventory operations.

4.3. Information
In the event that the Government or an entity comprising the Contractor is not represented during an inventory, said Party or Parties shall be bound by the inventory prepared by the Contractor, which shall then provide said Party or Parties with a copy of said inventory in accordance with the Best Industry Practice in the international petroleum industry.

Article 5. FINANCIAL AND ACCOUNTING STATEMENTS
The Contractor shall provide the Government with all reports, records and statements indicated in the provisions of the Agreement and current legislation, and especially the following accounting and financial statements:

5.1. Statement of exploration work obligations
This annual statement shall be submitted within forty five (45) days after the end of each Contractual Year relative to exploration periods.

It shall provide a detailed statement of the work and exploration expenses carried out by the Contractor to perform the obligations set forth in article 4 of this Agreement, specifically excluding appraisal wells and the corresponding Appraisal Expenses as well as Development Expenses, Production Expenses, Overheads in the Republic of Côte d’Ivoire and bonuses.

5.2. Petroleum Costs recovery statement
A quarterly statement shall be submitted within forty five (45) days after the end of each Calendar Quarter. It shall indicate the following items of the Petroleum Costs Account:

a)	the amount of Petroleum Costs still to be recovered at the beginning of the Calendar Quarter;

b)	the amount of Petroleum Costs relative to the Calendar Quarter in question, recoverable according to the provisions of the Agreement;

c)	the quantity and the value of the production of Hydrocarbons taken during the Calendar Quarter by the Contractor to recover Petroleum Costs;

d)	the amount of income or proceeds credited pursuant to article 2.4.b) of this Accounting Procedure during the quarter;

e)	the amount of Petroleum Costs still to be recovered at the end of the Calendar Quarter.

Furthermore, an annual Petroleum Costs recovery statement shall be submitted before the end of February of each Calendar Year.

5.3. Production Statement
After production begins, a monthly production statement shall be submitted within no more than fifteen (15) days after the end of each month.

For each month, it shall present details of the production of each Field, and especially the quantities of Hydrocarbons:

a)	in stock at the beginning of the month;

b)	lifted during the month;

c)	lost and used for the needs of the Petroleum Operations;

d)	in stock at the end of the month.

APPENDIX 3

Attached to and forming an integral part of this Agreement between the Republic of Côte d’Ivoire and the Contractor.

BANK GUARANTEE

This bank guarantee is issued on this (indicate issuance date) ……………… by the company ……………… (indicate name of BANK), a joint-stock company with share capital of …………., registered under number…………, with registered office in ………….., represented herein by Mr ……………. ,………………..(indicate capacity of signer), hereinafter referred to as the “Bank”,

WHEREAS

(A)
The company, a company incorporated under the laws of…, hereinafter referred to as “……………,” represented herein by Mr………….., entered into a Hydrocarbons Production Sharing Agreement relative to block CI-…… (hereinafter referred to as the “PSA”) with the Government on ……[date]……….

(B)
In accordance with article 4.8 of the PSA, the Contractor agrees to provide the Government with a bank guarantee for performance of the minimum exploration work programs as defined in article 4 of the PSA.

(C)	The Bank, at the request of the Contractor, agrees to provide this bank guarantee in favour of the Government, for the Guaranteed Amount as defined in article 3 below.
NOW, THEREFORE, the Bank issues this guarantee on the following items:

1. DEFINITIONS AND INTERPRETATION
Unless otherwise expressly defined in this guarantee, the terms contained herein shall be defined in the same manner as in the PSA.
For the purposes of this guarantee, a business day is understood to be any day from Monday through Friday excluding bank holidays in the Republic of Côte d’Ivoire.

2. EFFECTIVE DATE

This bank guarantee shall become effective and valid as of the date of issuance (the “Effective Date”) and remains in effect until cancellation or termination in accordance with article 4 below.

3. PAYMENT OF THE GUARANTEED AMOUNT

The Bank shall pay the Government the Guaranteed Amount within eight (8) business days following receipt of the following documents:

3.1 Receipt by the Bank of a written request from the Government accompanied by the original written statement sent by an authorised representative of the Contractor to the Government, indicating that the Contractor does not intend to perform or pursue the minimum exploration program defined in accordance with the terms and conditions of the PSA or

3.2 Receipt by the Bank of a written request from the Government accompanied by a copy of the formal notice sent by the Government to the Contractor to remedy its default with regard to the minimum exploration work program as specified in article 4 of the PSA, which has remained without effect for thirty (30) days following receipt of said notice.

“Guaranteed Amount” means (i) an amount equal to US$ ……………, or (ii) an amount equal to the balance of this amount as it is reduced in accordance with article 4 of the PSA.

4. CANCELLATION AND/OR TERMINATION OF THE BANK GUARANTEE

4.1. The obligations of the Bank vis-à-vis the Government by virtue of this bank guarantee shall end when one of the following situations occurs:

4.1.1. Receipt by the Bank of a notification from the Government indicating that the Contractor performed the minimum exploration work indicated in the PSA, or

4.1.2. Receipt by the Bank of a written notification from the Government indicating that the Contractor made a payment corresponding to the indemnity indicated in article 4.10 of the PSA.

4.2. This bank guarantee is constituted for the duration of the exploration period, and its initial amount shall be adjusted and shall terminate in accordance with the provisions of article 4.8 of this Agreement.

5. LIABILITY

The liability of the Bank regarding this bank guarantee vis-à-vis the Government is strictly limited to the Guaranteed Amount.

6. NOTIFICATION

All notifications, requests, applications and other communications regarding this bank guarantee shall be made in writing or by fax and sent to the party in question at the address indicated below:

The Bank: [bank coordinates to be completed]
The Government: The Minister of Mines, Petroleum and Energy Fax no.: ... ... ... ... ... ... ... ..
The Contractor: ... ... ... ... ... ... ... ... .. Fax no.: ... ... ... ... ... ... ...

7. APPLICABLE LAW

This guarantee shall be governed and interpreted according to the law of the Republic of Côte d'Ivoire.

8. ARBITRATION

All disputes arising out of the interpretation or application of this guarantee shall be definitively resolved by arbitration in accordance with the provisions of article 32 of this Agreement.

In witness whereof, the Bank issues this guarantee.

Done in Abidjan, on ___________

Signature: ____________

Name: _______________

Capacity: _____________

APPENDIX 4

Attached to and forming an integral part of this Agreement between the Republic of Côte d’Ivoire and the Contractor.

PERFORMANCE BOND

Whereas ……………………, a Company incorporated under the laws of [Country], with registered office in…………….., hereinafter referred to as the “Guarantor,” is the sole shareholder of ………………., a Company incorporated under the laws of……………., with registered office in …………….,, hereinafter referred to as “ the Contractor”

Whereas the Contractor entered into a Production Sharing Agreement (hereinafter referred to as the “Agreement”) dated ………………….. with the Republic of Côte d’Ivoire (hereinafter referred to as the “Government”), corresponding to the Delimited Region defined in Appendix 1 to said Agreement;

Whereas the Contractor is bound to its portion of the obligations pursuant to the Agreement vis-à-vis the Government;

THE GUARANTOR AGREES AS FOLLOWS:

The Guarantor hereby acknowledges that it is fully informed of the legal and contractual obligations assumed by the Contractor within the context of this Agreement and guarantees that it shall make available to the Contractor all technical and financial resources, personnel and equipment necessary for the Contractor to fully perform its obligations pursuant to this Agreement , provided that the liability of the Guarantor shall not exceed the lesser of:

a.    the Contractor’s share of the obligations under the Agreement;
b.    One-hundred million US Dollars (US$100,000,000) during the exploration period; and
c.    Two-hundred million US Dollars (US$200,000,000) during the exploitation period..

This performance bond shall become effective on the date of its signature and shall remain in force until full discharge of the Contractor’s obligations resulting from the Agreement.

Unless agreed otherwise in writing between the Government and the Contractor, this performance bond will not be affected by changes which may be made to the provisions of this Agreement.

No delay by the Government in asserting its rights derived from the Agreement may be interpreted as a waiver of such rights.

Any dispute arising between the Government and the Guarantor resulting from the application or interpretation of this performance bond shall be resolved by arbitration in accordance with the provisions of article 32 of the Agreement.

Executed on this ………………..By: ……………………………………………

Title: …………………..